SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
      Act of 1934
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:
 X	Preliminary Proxy Statement
	Confidential, for Use of the Commission Only (as permitted by
		Rule 14a-6(e)(2))
	Definitive Proxy Statement
	Definitive Additional Materials
	Soliciting Material Pursuant to Section 240.14a-11(c) or
	Section 240.14a-12

                      SURGIDYNE, INC.
        (Name of Registrant as Specified In Its Charter)
                     Not Applicable
        (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
	No fee required.
	Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
		and 0-11.
	1)	Title of each class of securities to which transaction
		applies:
	2)	Aggregate number of securities to which transaction
		applies:
	3)	Per unit price or other underlying value of transaction
		computed pursuant to Exchange Act Rule 0-11 (Set forth
		the amount on which the filing fee is calculated and state how it was determined): $40.00. Calculated pursuant to Rule 0-11(c)(2), based on the 1/50 of 1% of $200,000.
	4)	Proposed maximum aggregate value of transaction:
	5)	Total Fee Paid:

 X	Fee paid previously with preliminary materials.

	Check box if any part of the fee is offset as provided by
		Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Dear Shareholder:

	The Board of Directors (the "Board") of Surgidyne, Inc. (the "Company" or "Surgidyne") is pleased to announce that it has approved a sale of all of its assets (except for cash and corporate records) to Oxboro Medical, Inc. ("Oxboro"), a Minnesota corporation (the "Asset Sale"). Oxboro has agreed to purchase such assets pursuant to that certain Asset Purchase Agreement dated October 4, 2001 (the "Asset Agreement") in exchange for $200,000 cash. This is the best offer that the Company has received in several years of searching for a prospective buyer or merger, and therefore, the Board has determined that this transaction is fair to, and in the best interests of, the shareholders of the Company and plans to explore subsequent business relationships with other entities to advance the interests of the shareholders of the Company. As such, the Board recommends that the shareholders vote in favor of the Asset Sale.

The Asset Sale is designed to permit the Company to pay all of its creditors in full and retain a modest cash position to maintain the remaining public shell. It also provides for on-going sales of and support for the Company's products to many of the Company's long-term, loyal customers. The Company expects that Oxboro, with its significant resources, will not only continue to sell and support the Company's current products, but will expand the line as well.

The Company is currently seeking an existing private company with significant resources and potential to merge into the Company's remaining public shell. It is the Company's goal to secure as large a position as possible in the newly merged company to enable the Company's shareholders to benefit from the increased potential of such company.

	In connection with the Asset Sale, the shareholders of the Company are being asked to approve amendments to the Company's Articles of Incorporation, as amended, to change the Company's name to Surg II, Inc. and, to facilitate possible future financing and/or business combination transactions, to increase the authorized shares of the Company from Twenty Million (20,000,000) to Two-Hundred Million (200,000,000).

	You are cordially invited to attend a special meeting of the shareholders of the Company (the "Special Meeting") to vote on the following: (i) to approve and adopt the Asset Sale in accordance with the Asset Agreement; (ii) to approve an amendment to Articles of Incorporation, as amended, to change the name of the Company to Surg II, Inc.; and (iii) to approve an amendment to the Articles of Incorporation, as amended, to increase the authorized shares of the
 Company to Two-Hundred Million (200,000,000). Your Vote Is Very Important. Whether or not you plan to attend the Special Meeting, please take the time to vote on the proposal submitted by completing and mailing the enclosed proxy card to us. Please sign, date and mail your proxy card indicating how you wish to vote. If you fail to return your proxy card, the effect will be a vote "AGAINST" the Asset Sale, the amendment to the Articles of Incorporation, as amended, and the name change.

	The date, time and place for the Special Meeting is:

	* Wednesday, December 5, 2001, at __:__ p.m.
	(Minneapolis time)

	* ________
	  ___________________
	  __________, Minnesota
	  Telephone No. (___) ___-____


	The enclosed Proxy Statement provides detailed information about the Asset Sale. You are encouraged to read the entire Proxy Statement carefully.

					Sincerely,

					/s/Theodore A. Johnson

					Chairman of the Board of Directors

Minneapolis, Minnesota
__________________, 2001

                       SURGIDYNE, INC.
                   9909 South Shore Drive
                Minneapolis, Minnesota  55441



         NOTICE OF SPECIAL MEETING OF SHAREHOLDERS to be held on December 5, 2001



To the Shareholders of the Company:

	Notice is hereby given that a special meeting (the "Special Meeting") of the shareholders of Surgidyne, Inc. (the "Company" or "Surgidyne") will be held at __:__ p.m. (Minneapolis time) on Wednesday, December 5, 2001, at ________, ___________________,
__________, Minnesota, to consider and vote on (a) a proposal to approve and adopt that certain Asset Purchase Agreement dated October 4, 2001 (the "Asset Agreement"), pursuant to which the Company will sell all of its assets to Oxboro Medical, Inc. (the "Asset Sale"), (b) a proposal to approve an amendment to the Company's Articles of Incorporation, as amended, to change the name of the Company, and (c) a proposal to approve an amendment to the Company's Articles of Incorporation, as amended, to increase the number of authorized shares. Details of this transaction and other important information are set forth in the accompanying Proxy Statement, which the Board of Directors of the Company urges you to read carefully.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS AN AFFIRMATIVE
VOTE FOR EACH PROPOSAL.

The Board of Directors of the Company has fixed the close of business on November 7, 2001, as the record date for determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment(s) or postponement(s) of the Special Meeting. A complete list of the shareholders entitled to vote at the Special Meeting, or any adjournment(s) or postponement(s) thereof, will be available at and during the Special Meeting.

You have the unconditional right to revoke your proxy at any time prior to its use at the Special Meeting by:

      * attending the Special Meeting and voting in person,

      * delivering to the Company, prior to the vote at the Special Meeting, a duly executed proxy with a later date than your original proxy, or

      * giving written notice of revocation to the Company addressed to Mr. Charles McNeil, Executive Vice President, Surgidyne, Inc., 9909 South Shore Drive, Minneapolis, Minnesota, 55441, prior to the vote at the Special Meeting.

If you return a proxy without specifying a choice on the proxy, the proxy will be voted "FOR" each of the proposals to be voted on at the Special Meeting. Additional information regarding the Special
Meeting is included in the attached Proxy Statement.

Under Minnesota law, the holders of shares of common stock of the Company have the right to dissent from the Asset Sale and receive payment of the fair value of their shares upon compliance with the Minnesota Business Corporation Act (the "MBCA"). This right is explained more fully in the section of the attached Proxy Statement entitled "Rights of Dissenting Shareholders." Further, the dissenters' rights provisions of the MBCA are attached to the Proxy Statement as Appendix C.

Whether or not you expect to attend the Special Meeting in person, please complete, sign, date and return the accompanying proxy card without delay in the enclosed postage prepaid envelope. The proxy is revocable and will not be used if you are present and vote in person. If you receive more than one proxy card because you own shares registered in different names, or at different addresses, please sign and return each proxy card.


                              BY ORDER OF THE BOARD OF DIRECTORS

Minneapolis, Minnesota        /s/ Theodore A. Johnson
November 14, 2001             Chairman of the Board of Directors

			PROXY STATEMENT
		SPECIAL MEETING OF SHAREHOLDERS
			December 5, 2001

This proxy statement ("Proxy Statement") is provided to you in connection with a special meeting (the "Special Meeting") of the shareholders of Surgidyne, Inc. (the "Company" or "Surgidyne"), that will be held at __:__ _.m. (Minneapolis time) on Wednesday, December 5, 2001, at ________, _______________, ________,
Minnesota, and any adjournment thereof. The accompanying proxy is being solicited by the Board of Directors of the Company.

At the Special Meeting, you will be asked to approve (i) that certain Asset Purchase Agreement, dated October 4, 2001 (the "Asset Agreement"), pursuant to which the Company will sell substantially all of its assets (the "Asset Sale") to Oxboro Medical, Inc. ("Oxboro"), (ii) the amendment to the Company's Articles of Incorporation, as amended, to change the name of the Company to Surg II, Inc., and (iii) the amendment of the Company's Articles of Incorporation, as amended, to increase the authorized capital stock to Two-Hundred Million (200,000,000) shares. The Board of Directors (the "Board") of the Company recommends that you vote "FOR" each proposal. By signing and returning the accompanying proxy, you authorize Theodore A. Johnson, the Chairman of the Board (with the power to act alone and with the power of substitution and revocation) to vote all of your shares. Your proxy, if properly completed, signed and dated will be voted as you have directed. Regardless of the size of your holdings, you are encouraged to complete and return the proxy card so that your shares may be voted at the meeting. We are sending this Proxy Statement and the accompanying form of proxy to you on or about November 14, 2001.

Only holders of record of shares of common stock ("Surgidyne
Common Stock") and Series A convertible preferred stock ("Surgidyne Preferred Stock") of the Company at the close of business on November 7, 2001 (the "Record Date") are entitled to vote at the meeting. Each share of Surgidyne Common Stock and Surgidyne Preferred Stock is entitled to one vote. As of the Record Date, a total of ___________ shares of Surgidyne Common Stock, including shares of Surgidyne Preferred Stock on an as-if converted 1:1 basis (collectively "Common Equivalents"), were outstanding.
A majority of the outstanding shares of Surgidyne Common Stock and Surgidyne Preferred Stock entitled to vote, represented in person or by proxy, is required for a quorum. Each of (i) the Asset Agreement, (ii) the amendment to the Articles of Incorporation, as amended, to change the name of the Company and
(iii) the amendment to the Articles of Incorporation, as amended, to increase the authorized number of shares, must be approved by the holders of a majority of outstanding shares of Surgidyne Common Stock and Surgidyne Preferred Stock.
                            (i)

			SUMMARY TERM SHEET

This Summary Term Sheet may not contain all of the information that is important to you. For a more complete understanding of the Asset Sale and the other information contained in this Proxy
Statement,you should read this entire Proxy Statement carefully, as well as the additional documents to which it refers.

THE SPECIAL MEETING

Date, Place and
Time of the Special
Meeting........This Proxy Statement is furnished to holders of shares of Surgidyne Common Stock and Surgidyne Preferred Stoc for use at the Special Meeting, and any adjournments or postponements thereof. The Special Meeting will be held at __:__ _.m. (Minneapolis time) on Wednesday, December 5, 2001, at ________, _______________, ________,
               Minnesota. See the "Notice of Special Meeting of Shareholders," accompanying this Proxy Statement, and "The Special Meeting-General."

Record Date, Quorum
and Voting at the
Meeting........The Company has set November 7, 2001, as its Record Date
for determining those shareholders who are entitled to
               notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Surgidyne Common Stock and Surgidyne Preferred Stock is necessary to constitute a quorum at the meeting. Approval of the Asset Sale and amendments to the Company's Articles of Incorporation, as amended, requires the affirmative vote of the holders of a majority of all outstanding shares of Surgidyne Common Stock and Surgidyne Preferred Stock (on an as-if converted basis), voting as a single class. Each share of Surgidyne Common Stock and Surgidyne Preferred Stock is entitled to one vote. It is expected that all shares of Surgidyne Common Stock and Surgidyne Preferred Stock beneficially owned or controlled by the directors and officers of the Company will be voted in favor of the Asset Sale. See "The Special Meeting-Record Date; Shareholders Entitled to Vote; Voting; Quorum."

THE PARTIES

Surgidyne......Surgidyne, Inc., a Minnesota corporation, develops, produces and sells wound drainage products used in hospital, operating and emergency rooms. The principal executive office of the Company are located at 9909 South Shore Drive, Minneapolis, Minnesota, and its telephone number is (763) 595-0665. See "Proposal 1:
               Approval of the Asset Agreement-The Parties" and "Certain Information Concerning The Company."

Oxboro.........Oxboro Medical, Inc., a Minnesota corporation, develops, assembles and markets single-use disposable medical supplies and medical and surgical devices, including, silicone surgical loops, silicone and fabric surgical clamp covers, surgical instrument protection guards, suture aid booties, surgical instrument identification sheet and roll tape, surgical instrument cleaning brushes and various holders and organizers for surgical instruments used in the operating room. Oxboro's wholly-owned subsidiary, Sterion, Inc., manufactures and markets a proprietary line of surgical instrument sterilization containers and related disposable supplies. The principal executive office of Oxboro is lated at 13828 Lincoln Street S.E., Ham Lake, Minnesota, and its telephone number is (763) 755-9516. See "Proposal 1: Approval of the Asset Agreement-The Parties"

                      (i)

THE ASSET SALE

Reasons for the
Asset Sale.....The Company's sales have steadily declined since peaking in 1992. During the last two years the Company's acccumulated deficit has grown from $4,692,875 at June 30, 1999 to $4,935,907 at June 30, 2001. During the same period, total assets and stockholders' equity declined from #345,143 and $179,167 at June 30, 1999 to
               $235,877 and $70,359 at June 30, 2001 respectively.
               Company does not have sufficient cash to pay its outstanding creditors and has received notification from two creditors that they intend to take legal action unless paid in full. At this point in time the Company believes that unless shareholders approve this transaction the Company will be forced to declare Chapter 7 bankruptcy. See "Proposal 1: Approval of the Asset Agreement-Reasons for the Asset Sale."

               The Company believes that the Asset Sale will provide the Company with sufficient cash to pay all of its creditors in full and retain a modest cash position to maintain the remaining public shell. Further, it will enable the Company to seek an attractive business combination or other transaction with an opportunity that will be greater than the Company's current wound drainage business. The Company hopes to utilize its remaining capital structure to attract a business opportunity which will maximize potential value to shareholders. See "Proposal 1: Approval of the Asset Agreement-Reasons for the Asset Sale."

Reason for the Name
Change.........As part of the Asset Agreement the Company has agreed to change its name to Surg II, Inc.  See "Proposal 2:
               Amendment of Articles to Change the Company Name" and
               Appendix B.

Reason for the Increase
in Shares......The Board of Directors of the Company believes it may need to sell additional shares of the Company to one or more investors in order to make the Company more attractive to a potential merger partner or to obtain funds necessary to operate the Company on a going forward basis. In addition the Company assumes that in the event that it is able to find a suitable business partner with which to merger, the Company may need to issue a large number of the Company's authorized but unissued shares or otherwise recapitalize. See "Proposal 3: Amendment of Articles to Increase Authorized Shares" and Appendix
		   B.

Recommendation of
the Board of
Directors......The Board of Directors of the Company has approved the
               Asset Sale, name change and increase in number of shares authorized. Further, the Board of Directors recommends that the shareholders of the Company vote "FOR" each proposal. See "Proposal 1: Approval of the Asset Agreement-Background of the Asset Sale," "Proposal 1:
               Approval of the Asset Agreement-Favorable Recommendation of the Company's Board of Directors," "Proposal 2:
               Amendment of the Articles to Change the Company Name-Favorable Recommendation of the Company's Board of Directors," and "Proposal 3: Amendment of the Articles to Increase Authorized Shares-Favorable Recommendation of the Company's Board of Directors."

				(ii)

Dissenter's
Rights.........Under the MBCA, the shareholders of the Company are entitled to assert dissenters' rights. See "Rights of Dissenting Shareholders."

THE ASSET AGREEMENT

Effective Time of the
Asset Sale.....The Asset Sale will become effective at the time to be specified in the Asset Agreement and is expected to close as soon as practicable following a successful vote by the shareholders of the Company. See "The Asset Agreement-General" and Appendix A.

Conditions to the
Asset Sale.....The Asset Sale will be completed only if:
		* it is approved by the holders of a majority of the
		  outstanding shares of Surgidyne Common Stock and Surgidyne Preferred Stock; and

		* no event occurs that would either (i) prevent the
		  consummation of the transactions contemplated by the Asset Agreement, or (ii) cause any of the transactions contemplated by the Asset Agreement to be rescinded following consummation of such transactions.

		See "The Asset Agreement-Certain Conditions to
		Consummation of Asset Sale" and Appendix A.

Assets Sold and
Liabilities
Assumed........All of the assets of the Company are being sold except the Company's cash on hand and the Company's corporate records. The only liabilities that Oxboro will acquire are those obligations under specified contract, all trade and accounts payable which have been due for 120 days and certain other trade and accounts payable set forth on the closing payable sheet. See "The Asset Agreement-General" and Appendix A.

Indemnification.The Company has agreed to provide to Oxboro
               indemnification from all damages, losses, costs and expenses that it may suffer as a result of certain items including, any unassumed liabilities, breach of the representations and warranties in the Asset Agreement and third party product claims for products which were in inventory or sold prior to the closing on the Asset Agreement. This indemnification is effective for one year from the date of the closing and for a maximum of $20,000. See "The Asset Agreement-Indemnification."

Amending or Waiving
Terms..........At any time prior to the closing of the Asset Sale, the Company and Oxboro may amend the Asset Agreement to the extent permitted by law before or after the shareholders of the Company vote on the Asset Sale. After the shareholders of the Company approve the Asset Sale, applicable law may require that subsequent amendments be approved by such shareholders. See "The Asset Agreement-Amending or Waiving Terms of the Asset Agreement."

					(iii)

Federal Income Tax
Consequences...The Asset Sale will be treated as a taxable sale of assets by the Company under the Internal Revenue Code of 1986, as amended, but will not result in any federal income tax consequences to shareholders of the Company, other than shareholders exercising dissenters' rights under the MBCA. See "The Asset Agreement-Certain Federal Income Tax Consequences."

Regulatory and
Third-Party
Approvals......It is believed that no regulatory approvals or third-
               party approvals are or will be required in connection with the Asset Sale. See "The Asset Agreement-
               Regulatory and Third Party Approvals."

				(iv)


			TABLE OF CONTENTS
SUMMARY TERM SHEET					i
   THE SPECIAL MEETING					i
   THE PARTIES						i
   THE ASSET SALE					ii
   THE ASSET AGREEMENT					iii

QUESTIONS AND ANSWERS					1

THE SPECIAL MEETING					5
   General						5
   Matters to Be Considered				5
   Record Date; Shareholders Entitled
    to Vote; Voting; Quorum				5
   Solicitation of Proxies				6
   Revocation of Proxies				6

PROPOSAL 1:  APPROVAL OF THE ASSET AGREEMENT		6
   Background of the Asset Sale; Reasons
     for the Asset Sale					7
   Effects of the Asset Sale				8
   Favorable Recommendation of the Company's
     Board of Directors					8
   Certain Federal Income Tax Consequences		8

THE ASSET AGREEMENT					10
   General						10
   Certain Representations and Warranties		10
   Certain Covenants					10
   Certain Conditions to Consummation of
     Asset Sale						11
   Amending or Waiving Terms of the
     Asset Agreement					11
   Indemnification					11
   Expenses						11
   Regulatory and Third-Party Approvals			11

RIGHTS OF DISSENTING SHAREHOLDERS			12

CERTAIN INFORMATION CONCERNING THE COMPANY		13
   General						13
   Products						13
   Marketing and Distribution				13
   Suppliers						13
   Competition						14
   Government Regulation				14
   Security Ownership of Certain Beneficial
     Owners and Management				15
   Financial Statements					16

PROPOSAL 2:  AMENDMENT OF ARTICLES TO CHANGE
		   THE COMPANY NAME			16
   Favorable Recommendation of the Company's
     Board of Directors					17

PROPOSAL 3:  AMENDMENT OF ARTICLES TO INCREASE
		   AUTHORIZED SHARES			17
   Favorable Recommendation of the Company's
     Board of Directors					17

OTHER BUSINESS						17

APPENDIX A:  ASSET AGREEMENT				A-1

APPENDIX B:  ARTICLES OF AMENDMENT			B-1

APPENDIX C:  MBCA DISSENTERS' RIGHTS			C-1

APPENDIX D:  CONSENT OF THE AUDITOR			D-1

		QUESTIONS AND ANSWERS

This Question and Answer section highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. For a more complete understanding of the Asset Sale and the other information contained in this Proxy Statement, you should read this entire Proxy Statement together with the Exhibits.

Where And When Is The Special Meeting?

	The Special Meeting will be held at __:__ _.m. (Minneapolis time) , on Wednesday, December 5, 2001, at ________, _______________,
________, Minnesota.  See "The Special Meeting-General."

What Matters Will Be Voted Upon At The Special Meeting?

	Shareholders of the Company are being asked to consider and vote on three proposals: (i) approval of the Asset Agreement, (ii) approval of an amendment to the Company's Articles of Incorporation, as amended, to change the name of the Company to Surg II, Inc., and
(iii) approval of an amendment to the Company's Articles of Incorporation, as amended, to increase the authorized capital stock of the Company to Two-Hundred Million (200,000,000) shares. See "The Special Meeting-Matters to Be Considered."

Who Can Vote At The Special Meeting?

	Holders of Surgidyne Common Stock and Surgidyne Preferred Stock at the close of business on the Record Date, November 7, 2001, are entitled to notice of and to vote at the Special Meeting. Each share of Surgidyne Common Stock and each share of Surgidyne Preferred Stock is entitled to one vote. On the Record Date, _________ shares of Surgidyne Common Stock, including Common Equivalents, were outstanding. See "The Special Meeting-Record Date; Shareholders Entitled to Vote; Voting; Quorum."

Why Should Surgidyne Sell Its Assets To Oxboro?

	The Company's sales of wound drainage products used in hospital, operating and emergency rooms have steadily declined since peaking in 1992 at approximately $1.2 million. During the last two years the Company's accumulated deficit has grown from $4,692,875 at June 30, 1999 to $4,935,907 at June 30, 2001. During the same period, total assets and stockholders' equity declined from $345,143 and $179,167 at June 30, 1999 to $235,877 and $70,359 at June 30, 2001, respectively.
During the same time period, assets and shareholders equity have declined from $151,231 and $309,545 to $70,359 and $235,877, respectively.
The Company does not have sufficient cash at this point to pay its outstanding creditors and has received notification from two creditors that they intend to take legal action unless paid in full. At this point in time the Company believes that unless the shareholders approve the Asset Sale, the Company will be forced to declare Chapter
7 bankruptcy.

	The Company has explored a number of options over the last five years including merging with another company or selling its assets to another buyer, however, none of these other transactions have been finalized due to a low offer price for the assets, lack of cash in the Company or lack of interest from potential buyers.  The Board of Directors of the Company believes that the Asset Sale to Oxboro presents the best option to the Company at this point in time. The Board believes the transaction is fair to, and in the best interests of, the shareholders of Surgidyne and also adequately protects the interests of the Company's creditors because the proceeds of the sale should allow the Company to pay all of its creditors in full and retain a modest cash position.  Furthermore, the remaining public shell would provide the Board with the potential ability to locate a business combination or other opportunity with better potential than the Company's current wound drainage business, thereby maximizing
shareholder value.   See "Proposal 1:  Approval of the Asset Agreement-
Reasons for the Asset Sale" and "Proposal 1: Approval of the Asset Agreement-Background of the Asset Sale."

Who Is Oxboro?

	Oxboro Medical, Inc. is a publicly held Minnesota corporation whose stock is currently trading on the Nasdaq SmallCap Market under the symbol "OMED." Oxboro is a medical supply company specializing in disposable products for surgery, central sterile process and sterilization containers for surgical instrument sterilization.
See "Proposal 1:  Approval of the Asset Agreement-The Parties."

What Will Be Received In Exchange For The Surgidyne Assets?

	The Company will receive $200,000 in cash in exchange for the sale of all of the Company's assets (except for cash and corporate records) and the assumption of substantially all trade payables.
The Company believes that this should allow the Company to pay all of its remaining creditors in full and retain a modest cash position to maintain the remaining public shell. See "Proposal 1: Approval of the Asset Agreement-Effects of the Asset Sale."

How Was The Purchase Price Determined?

	The purchase price was determined through arm's length negotiation between Theodore A. Johnson, the Chairman of the Board of the Company, and David Berkley, the Chief Executive Officer of Oxboro. Mr. Johnson and the Board of Directors of the Company reached agreement on the purchase price considering the current book asset value of $235,877 (as of June 30, 2001), the lack of cash to pay creditors, the decline of sales and the lack of any suitable alternatives. The Company did not hire a financial advisor in connection with the Asset Sale but the Board of Directors believes that the Asset Sale is fair to the shareholders and adequately protects the interests of the Company's creditors, given the Company's current financial situation. See "Proposal 1:
Approval of the Asset Agreement-Background of the Asset Sale."

How Will I Be Taxed On The Asset Sale?

	There should be no tax to individual shareholders in connection with the sale of the assets. The material tax issues affecting dissenting shareholders are discussed under "Proposal 1: Approval of the Asset Agreement-Certain Federal Income Tax Consequences." Regardless, all shareholders are urged to consult their tax advisors to determine the effect of the Asset Sale under federal tax law (or foreign tax law where applicable), and under their own state and local tax laws.

Are There Any Conditions To The Asset Sale?

	Yes. The Asset Sale will be completed only if: it is approved by the holders of a majority of the outstanding shares of Surgidyne Common Stock and Surgidyne Preferred Stock; and no event occurs that would either (i) prevent the consummation of the transactions contemplated by the Asset Agreement, or (ii) cause any of the transactions contemplated by the Asset Agreement to be rescinded following consummation of such transactions. See "The Asset Agreement-Certain Conditions to Consummation of Asset Sale."

What Will Happen To Surgidyne After The Asset Sale?

	The Board of Directors of the Company intends to actively seek a business combination or some other transaction that has the potential to increase the value to the existing shareholders. See "Proposal 1: Approval of the Asset Agreement-Effects of the Asset Sale."

Are Surgidyne Shareholders Entitled To Dissenters' Rights?

	Yes, under the MBCA, the shareholders of the Company are entitled to dissenters' rights. The rules governing the exercise of dissenters' rights must be strictly complied with, otherwise the dissenters' rights of a shareholder may be lost. For a description of these rights and how to satisfy the requirements of the MBCA, see "Rights of Dissenting Shareholders" and Appendix C.

Why Change The Name Of The Company?

	As part of the Asset Agreement the Company has agreed to amend its Articles of Incorporation, as amended, and change its name to Surg II, Inc. See "Proposal 2: Amendment of Articles to Change the Company Name" and Appendix B.

Why Increase The Number Of Shares Authorized?

	The Board of Directors believes that it may need additional authorized shares in order to facilitate a possible business combination and/or possible fundraising needs following the Asset
Sale.  See "Proposal 3:  Amendment of Articles to Increase
Authorized Shares" and Appendix B.

What Quorum and Vote Are Required?

	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Surgidyne Common Stock and Surgidyne Preferred Stock is necessary to constitute a quorum at the Special Meeting. Each Proposal must be approved by the holders of a majority of the shares of Surgidyne Common Stock and Surgidyne Preferred Stock (on an as-if converted basis) outstanding on the Record Date voting as a single class. It is expected that all shares of Surgidyne Common Stock and Surgidyne Preferred Stock beneficially owned or controlled by the directors and officers of the Company will be voted in favor of each of the proposals.
See "The Special Meeting-Record Date; Shareholders Entitled to Vote; Voting; Quorum."

How Does the Board of Directors Recommend That I Vote On Each Proposal?

	The Board of Directors of the Company believes that the Asset Sale is in the best interests of the Company and its shareholders and recommends that the shareholders vote "FOR" each of the three proposals. See "Proposal 1: Approval of the Asset Agreement; Favorable Recommendation of the Company's Board of Directors;" "Proposal 2: Amendment of Articles to Change the Company Name; Favorable Recommendation of the Company's Board of Directors;"
and "Proposal 3:  Amendment of Articles to Increase Authorized
Shares; Favorable Recommendation of the Company's Board of Directors."

If I Send In My Proxy Card But Forget To Indicate My Vote, How Will My Shares Be Voted?

	If you sign and return your proxy card but do not indicate how to vote your shares at the Special Meeting, the shares represented by your proxy will be voted "FOR" each Proposal.

What Should I Do Now To Vote At The Special Meeting?

	Sign, mark and mail your proxy card indicating your vote on the Asset Sale in the enclosed return envelope as soon as possible, so that your shares of Surgidyne Common Stock can be voted at the Special Meeting. You may also vote by faxing a copy of your proxy card to the Company at (763) 595-0667, prior to the vote at the Special Meeting. In the event that you vote by fax, however, please also provide the Company with an original copy of such proxy card.

May I Change My Vote After I Mail My Proxy Card?

	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You can do this in three ways:

   * You can send a written statement to Surgidyne stating that you revoke your proxy, which to be effective must be received by Surgidyne prior to the vote at the Special Meeting; or

   * You can send a new proxy card to Surgidyne prior to the vote at the Special Meeting, which to be effective must be dated after your original proxy and received by Surgidyne prior to the vote at the Special Meeting; or

   * You can attend the Special Meeting and vote in person. Your attendance alone will not revoke your proxy. You must attend the Special Meeting and cast your vote at the Special Meeting.

	You should send your revocation of a proxy or new proxy card to Mr. Charles McNeil, Executive Vice President, at the address on the cover of this Proxy Statement. See "The Special Meeting-Revocation of Proxies."

Whom Should I Call if I Have Questions?

If you have questions about anything discussed in the Proxy Statement you may call Charles McNeil, Executive Vice President of the Company, at (763) 595-0665.

		THE SPECIAL MEETING

General

This Proxy Statement is being furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting to be held at __:__ _.m. (Minneapolis time) on Wednesday, December 5, 2001 at ________, _______________, ________, Minnesota, and at any
adjournment or postponement. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about November 14, 2001.

Matters to Be Considered

At the Special Meeting, the holders of Surgidyne Common Stock and
Surgidyne Preferred Stock will consider and vote on the following:

   a) a proposal recommended by the Board of Directors of the Company to approve and adopt the Asset Agreement.

   b) a proposal recommended by the Board of Directors of the Company and as required by the Asset Agreement to amend the Articles of Incorporation, as amended, to change the name of the Company to Surg II, Inc.

   c) a proposal recommended by the Board of Directors of the Company to approve and adopt an amendment to the Articles of Incorporation, as amended, of the Company to increase the number of authorized shares of the Company to Two-Hundred
      Million (200,000,000).

Record Date; Shareholders Entitled to Vote; Voting; Quorum

	The Record Date for the determination of the holders of Surgidyne Common Stock and Surgidyne Preferred Stock entitled to notice of and to vote at the Special Meeting has been set for November 7, 2001. As of that date, there were ______________ shares of Surgidyne Common
Stock and Common Stock Equivalents outstanding.  Each holder of
Surgidyne Common Stock and Surgidyne Preferred Stock is entitled to cast one vote per share, exercisable in person or by properly executed proxy, for matters considered at the Special Meeting.
The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Surgidyne Common
Stock and Surgidyne Preferred Stock is necessary to constitute a quorum at the Special Meeting.

	Shareholder approval of each Proposal requires the affirmative vote of the holders of a majority of shares of Common Equivalents. Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted "FOR" each of the proposals.
If an executed proxy is returned and the shareholder has abstained from voting on any proposal, the shares represented by such proxy will be considered present at the meeting for the purpose of determining the quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such proposal. If an executed proxy is returned by a broker holding shares in "street name" which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposal, such shares will be considered present at the meeting for the purpose of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal. As such, abstentions, broker non-votes and shares that are not represented in person or by proxy will have the same effect as a vote "AGAINST" the approval of each of the proposals.

APPROVAL OF EACH PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF THE
HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES OF SURGIDYNE COMMON STOCK AND SURGIDYNE PREFERRED STOCK.

Solicitation of Proxies

	The Company will bear all expenses of the solicitation of proxies in connection with the Proxy Statement, including the cost of preparing and mailing the Proxy Statement. Officers and directors of the Company may solicit proxies by telephone or electronic transmission and will receive no extra compensation for their services.

Revocation of Proxies

	A proxy given pursuant to this solicitation may be revoked by the person giving such proxy at any time before the proxy is voted. Proxies may be revoked in one of the three following ways: (a) by providing the Company with a written statement prior to the vote at the Special Meeting which provides that you revoke your proxy;
(b) by sending a new proxy card to the Company, which is dated after your original proxy and received prior to the vote at the Special Meeting; or (c) by attending the Special Meeting and voting in person, provided, however, that your attendance alone at the Special Meeting will not revoke your proxy.


	PROPOSAL 1:  APPROVAL OF THE ASSET AGREEMENT

	For your convenience, we have summarized material aspects of the Asset Sale.This summary is not a complete description. We encourage you to refer to the section in this Proxy Statement entitled "The Asset Agreement" and to read Appendix A.

The Parties

	Surgidyne, Inc. Surgidyne has developed, produced and sold wound drainage products used in hospital operating and emergency rooms. The principal executive office of the Company are located at 9909 South Shore Drive, Minneapolis, Minnesota, and its telephone number is (763) 595-0665. See also "Certain Information Concerning the Company."

	Oxboro Medical, Inc. Oxboro, incorporated in Minnesota in 1978, is a publicly held corporation whose stock is currently trading on the Nasdaq SmallCap Market under the symbol "OMED." Oxboro develops, assembles and markets single-use disposable medical supplies and medical and surgical devices. The principal medical products produced and sold by Oxboro include silicone surgical loops, silicone and fabric surgical clamp covers, surgical instrument protection guards, suture aid booties, surgical instrument identification sheet and roll tape, surgical instrument cleaning brushes and various holders and organizers for surgical instruments used in the operating room. Oxboro's wholly-owned subsidiary, Sterion, Inc., which is located in Jacksonville, Texas, manufactures and markets a proprietary line of surgical instrument sterilization containers and related disposable supplies which are used by hospitals, surgical centers and clinics worldwide. The principal executive office of Oxboro is located at 13828 Lincoln Street S.E., Ham Lake, Minnesota, and its telephone number is (763) 755-9516.


Reasons for the Asset Sale

	The Company's sales have steadily declined since peaking in 1992 at approximately $1.2 million. Sales as of March 31, 2001 were $130,064. Since 1992 the Company has unsuccessfully tried to enter new markets or launch new products. As a result of its failure to enter new markets or develop new products, the Board authorized management to seek alternatives for maximizing shareholder value, including a merger with another company, acquisition of product line or sale of the Company's assets.
In June of 2000 the Company signed an agreement with Equity Securities, a small Minneapolis investment bank whereby Equity agreed to assist the Company in looking for a merger partner. However, the prospects that were located were unacceptable due to lack of profit or revenue prospects, growth potential or inadequate management. In addition, the Company has explored the sale of its assets to another buyer, however, none of these other transactions have been finalized, due to low offer price for the assets, lack of cash in the Company or lack of interest from the buyers.

	During the last two years the Company's accumulated deficit has grown from $4,692,875 at June 30, 1999 to $4,935,907 at June 30, 2001.
During the same period, total assets and stockholders' equity declined from $345,143 and $179,167 at June 30, 1999 to $235,877 and
$70,359 at June 30, 2001, respectively. In the same time period assets and shareholders equity have declined from $151,231 and $309,545 to $70,359 and $235,877, respectively. As of June 30, 2001 the
Company had $21,595 in cash, and $157,048 in current payables.
The Company does not have sufficient cash at this point to pay its outstanding creditors and has received notification from two creditors that they intend to take legal action unless paid in full. The Company believes that unless shareholders a pprove this transaction the Company will be forced to declare
Chapter 7 bankruptcy.

Background of the Asset Sale

On July 20, 2001, Mr. Johnson and Mr. David Berkeley, the Chief Executive Officer of Oxboro, met by teleconference to discuss the possible sale of the Company's assets to Oxboro. Mr. Johnson and Mr. Berkeley discussed the framework of a potential transaction and agreed to explore further the possibility of such a transaction with their respective Boards of Directors. After the meeting, Mr. Johnson reviewed his discussions with Mr. Berkeley with the Board of Directors of Surgidyne. The
Board considered the current financial position of the Company, including its cash and asset position as well as its liabilities, and authorized Mr. Johnson to proceed with negotiations. The Surgidyne Board of Directors indicated its support for the objectives and opportunities to enhance shareholder value and to protect the interests of the Company's creditors. As the Oxboro Board of Directors also supported the possibility of such combination, Mr. Berkeley proposed parameters of a potential letter of intent. Mr. Johnson and the Company's Board rejected Mr. Berkeley's initial proposal as insufficient. After additional discussion, Mr. Berkeley presented a new letter of intent. Mr. Johnson and the Board of Directors of the Company reached agreement on the terms of the second letter of intent, and particularly on the purchase price set forth in the letter of intent, considering the Company's current book asset value of $235,877 (as of June 30, 2001), the lack of cash to pay creditors, the decline of sales and the lack of any suitable alternatives. Although the Company did not hire a financial advisor to make a recommendation regarding the fairness of the Asset Sale, the Board believes that, given the Company's current financial situation and the fact that this is the best offer that the Company has received in several years of searching for a prospective buyer or merger, the Asset Sale is fair to the shareholders and adequately protects the interests of the Company's creditors. As such, the letter of intent was accepted by the Board of Directors of the Company. The Board of Directors of Oxboro also approved a letter of intent to proceed with the transaction.

Following the signing of a letter of intent by both companies, the companies proceeded with the preparation of the Asset Agreement. Following approval of the Asset Agreement by the respective Boards of Directors, the parties executed the Asset Agreement on October 4, 2001.

Effects of the Asset Sale

The Company will receive $200,000 in cash in exchange for the sale of all of the Company's assets (except for cash and corporate records) and the assumption of substantially all trade payables. The Company believes that this should allow the Company to pay all of its remaining creditors in full and retain a modest cash position to maintain the remaining public shell, as the Company currently intends to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended.

The Board of Directors of the Company has been actively seeking another operating business for the Company to acquire, invest in or merge with, and will continue to do so after the Asset Sale is completed. The Company cannot estimate at this time what form such transaction might take. Further, there can be no assurances that the Company will be able to complete a transaction with another operating business. Further, even if a transaction is completed, there can be no assurances that the market price of the Company's stock will improve.

Favorable Recommendation of the Company's Board of Directors

The Board of Directors of the Company after consideration of the Company's financial position and lack of alternatives, believes that the terms and conditions of the Asset Sale are fair from a financial point of view to the shareholders of the Company and, further, that the Asset Sale is in the best interests of the Company and its shareholders as it may create an opportunity by which the Company may obtain needed capital and locate a more attractive business opportunity. The Board of Directors has not requested or obtained a third party evaluation of the fairness of the transaction.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE ASSET AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE AND ADOPT THE ASSET AGREEMENT. The members of the Board of Directors of the Company intend to vote all shares of Surgidyne Common Stock and Surgidyne Preferred Stock under their control in favor of such proposal.

Certain Federal Income Tax Consequences

If a shareholder does not exercise dissenters' rights, there is no federal income tax impact on the shareholder. The Company, however, expects to recognize a gain or loss on the Asset Sale, generally on an asset-by-asset basis. This gain will be equal to the cash the Company receives, plus the liabilities Oxboro, assumes less the basis the Company has in the assets. The Company expects that at least a portion of the gains with respect to the sale of the assets will be absorbed by net operating loss ("NOL") carryforwards and capital loss carryforwards available to the Company, except to the extent that the Company is subject to the alternative minimum tax ("AMT"). NOL carryforwards may be used only to offset 90% of income that is subject to the AMT.

If a shareholder does exercise dissenters' rights, the shareholder will realize a gain or loss. The Company has summarized the federal income tax consequences of exercising dissenters' rights under currently existing provisions of the Code, the Treasury Regulations under the Code, applicable judicial decisions and administrative rulings, all of which are subject to change. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Asset Sale for a shareholder who properly exercises his or her dissenters' rights under the MBCA, who is a citizen or resident of the United States and who, on the date of disposition of the holder's shares of Surgidyne Common Stock, holds the shares as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address the material federal income tax aspects of the Asset
Sale for any dissenting shareholder who is not a citizen or resident of the United States. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address the effect on taxpayers subject to special treatment under the federal income tax laws (such as life insurance companies, tax-exempt organizations, S corporations, trusts and taxpayers subject to the alternative minimum tax). In addition, the following discussion may not apply to dissenting shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation, or to dissenting shareholders who acquired their Surgidyne Common Stock upon conversion of Surgidyne Preferred Stock. All shareholders are urged to consult their own tax advisors regarding the federal, foreign, state and local tax consequences of the disposition of their shares in the Asset Sale.

If a shareholder's stock interest in the Company is completely terminated upon exercise of the dissenters' rights (taking into account the constructive ownership rules), the redemption will qualify as a sale or exchange (rather than as a dividend). Even if the shareholder's stock interest in the corporation is not completely terminated upon exercise of dissenters' rights (taking into account the constructive ownership rules), the redemption will qualify as a sale or exchange (rather than as a dividend) if the redemption (a) results in a substantially disproportionate reduction in the shareholder's equity in the Company (as provided in Section 302 of the Code), or (b) is not essentially equivalent to a dividend.

Accordingly, the federal income tax consequences to the Company's shareholders who exercise dissenters' rights will generally be as follows:

  (a)	Assuming that the shares of Surgidyne Common Stock exchanged
	by a dissenting shareholder for cash in connection with the Asset Sale are capital assets in the hands of the dissenting shareholder at the effective time (and the exchange is a sale or exchange under Section 302 of the Code rather than as a dividend), such dissenting shareholder may recognize a capital gain or loss by reason of the consummation of the Asset Sale.

  (b)	The capital gain or loss, if any, will be long-term with
	respect to shares of common stock held for more than twelve months as of the effective time, and short-term with respect to such shares held for twelve months or less.

  (c)	The amount of capital gain or loss to be recognized by each
	dissenting shareholder will be measured by the difference between the amount of cash received by such dissenting shareholder in connection with the exercise of dissenters' rights and such dissenting shareholder's adjusted tax basis in the Surgidyne Common Stock at the effective time.

  (d)	An individual's long-term capital gain is subject to federal
	income tax at a maximum rate of 20%, while any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Capital losses in excess of these limits can be carried forward to future years.

  (e) A corporation's long-term capital gain is subject to federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains in any tax year, subject to the carryback and carryforward rules of the Code.

Cash payments made pursuant to the Asset Sale will be reported to the extent required by the Code to dissenting shareholders and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain dissenting shareholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a dissenting shareholder to supply the Company or its agent with such dissenting shareholder's taxpayer identification number. Accordingly, Company dissenting shareholders (or other payees) may be asked to provide the dissenting shareholder's taxpayer identification number (social security number in the case of an individual, or employer identification number in the case of other dissenting shareholders of the Company) on a Form W-9 and to certify that such number is correct. Withholding may also apply to Company dissenting shareholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient. If requested by the Company, each dissenting shareholder of the Company, and, if applicable, each other payee, should complete and sign a Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company.

The federal income tax consequences set forth above are for general information only. Each holder of shares of Surgidyne Common Stock and Surgidyne Preferred Stock is urged to consult his or her own tax advisor to determine the particular tax consequences to such shareholder of the transaction (including the applicability and effect of foreign, state, local and other tax laws).


			THE ASSET AGREEMENT

	For your convenience, we are providing a summary of the material provisions of the Asset Agreement. This summary is not a complete description. We encourage you to read the Asset Agreement in its entirety attached hereto as Appendix A.

General

Upon consummation of the Asset Sale, the Company will sell all of its assets, except cash on hand and the Company's corporate records, to Oxboro. The only liabilities that Oxboro will acquire are those obligations under specified contract, all trade and accounts payable which have been due for 120 days and certain other trade and accounts payable set forth on the closing payable sheet. The Asset Sale will become effective at the time to be specified in the Asset Agreement and is expected to close as soon as practicable following a successful vote by the shareholders of the Company.

Certain Representations and Warranties

The Asset Agreement contains various customary representations and warranties of each of the Company and Oxboro relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions):
(a) organization, corporate powers and qualification to do business; and (b) due authorization, execution, delivery and performance of the Asset Agreement.

Certain Covenants

Pursuant to the Asset Agreement and prior to the effective time, the Company has agreed, except as expressly contemplated by the Asset Agreement or as otherwise consented, that it: (a) will carry on its businesses in the usual, regular and ordinary course;
(b) will not dispose of or encumber any of its properties or assets; and (c) will not take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business that would be contrary to or in breach of the terms or provisions of the Asset Agreement or would cause any of the representations or warranties contained therein to be or become untrue in any material respect.

The Company and Oxboro have further agreed to not issue any press release or other information to the press or any third parties with respect to the Asset Agreement or the transactions contemplated thereby without the prior written consent of each other.

Certain Conditions to Consummation of Asset Sale

Pursuant to the Asset Agreement, the respective obligations of the Company and Oxboro to effect the Asset Sale are subject to the fulfillment at or prior to the effective time of various conditions, including the following: (a) the Asset Agreement shall have been approved and adopted by the affirmative vote of the shareholders of the Company in accordance with applicable law; (b) no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by the Asset Agreement;
(c) the representations and warranties of the Company and Oxboro, respectively, contained in the Asset Agreement shall be true and correct in all material respects at and as of the effective time as if made at and as of such time, except as affected by the transactions contemplated by the Asset Agreement; and (d) the Company and Oxboro shall each have performed in all material respects the obligations under the Asset Agreement required to be performed by it at or prior to the effective time.

Amending or Waiving Terms of the Asset Agreement

	At any time prior to the closing of the Asset Sale, the Company and Oxboro may amend the Asset Agreement to the extent permitted by law before or after the shareholders of the Company vote on the Asset Sale. After the shareholders of the Company approve the Asset Sale, applicable law may require that subsequent amendments be approved by such shareholders.

Indemnification

The Company and Oxboro have each agreed to, and shall immediately upon demand, defend, indemnify and hold harmless the other from, against, and in respect of any liabilities, penalties, interests, costs, expenses or other damages or deficiencies incurred as a result of any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant under the Asset Agreement. More particularly, the Company has agreed to provide to Oxboro indemnification from all damages, losses, costs and expenses that it may suffer as a result of certain items including, but not limited to, any unassumed liabilities, breach of the representations and warranties in the Asset Agreement and third party product claims for products that were in inventory or sold prior to the closing. No claims for indemnification may be brought by Oxboro in an aggregate amount that exceeds $20,000. All claims by Oxboro must be brought on or before the first anniversary of the closing of the transaction.

Expenses

Under the Asset Agreement, all costs and expenses incurred in connection with the Asset Agreement and the transactions contemplated thereby are to be paid by the party incurring such costs and expenses.

Regulatory and Third-Party Approvals

Each of the Company and Oxboro believe that no regulatory approvals or third-party approvals are or will be required in connection with the Asset Sale or the Asset Agreement.

		RIGHTS OF DISSENTING SHAREHOLDERS

	Under the MBCA, the shareholders of the Company are entitled to dissenters' rights with respect to the Asset Sale. The following is a summary of your rights if you dissent. The summary is not a complete description and, because the rules for preserving and asserting dissenters' rights are very technical and strictly enforced, it is very important that you read Sections 302A.471 and 302A.473 of the MBCA (the "Minnesota Dissenters' Rights Statute"), which are attached hereto as Appendix C.

	Under the MBCA, you have the right to dissent from the Asset Sale and, subject to certain conditions provided for under the MBCA, to receive payment for the fair value of your shares of stock of the Company immediately prior to the Asset Sale. If the shareholders approve of the Asset Agreement, shareholders will be bound by the terms of the Asset Agreement unless they dissent by complying with all of the requirements of the Minnesota Dissenters' Rights Statute. To demand such payment, you should carefully review the Minnesota Dissenters' Rights Statute, and in particular the procedural steps. IF YOU FAIL TO COMPLY PRECISELY WITH THESE PROCEDURAL REQUIREMENTS YOU WILL LOSE YOUR RIGHT TO DISSENT.

	If you wish to dissent, you must deliver to the Company, prior to the vote on the Asset Agreement, a written notice of intent to demand payment for your shares if the Asset Sale is effectuated.
Such notice should be sent to Surgidyne, Inc., Attn: Chuck McNeil, Executive Vice President, 9909 South Shore Drive, Minneapolis, Minnesota, 55441. In addition, you must not vote to approve the Asset Agreement. If you fail to deliver the notice on time or vote to approve the Asset Agreement, you will not have any dissenters' rights. If you return a signed proxy but do not specify a vote "AGAINST" approval of the Asset Agreement or a direction to abstain, the proxy will be voted "FOR" approval of the Asset Agreement, which will have the effect of waiving your dissenters' rights.

If the Asset Agreement is approved at the Special Meeting, the Company will deliver a written dissenters' notice to all of its shareholders who gave timely notice of intent to demand payment and who did not vote in favor of the Asset Agreement. The Company's notice will:

  * state where the payment demand and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

  * inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  * supply a form for demanding payment and requiring the dissenting shareholder to certify the date on which such shareholder acquired his or her shares of stock of the Company; and

  * be accompanied by a copy of the Minnesota Dissenters' Rights
    Statute.

	In order to receive fair value for your shares of stock of the Company, you must demand payment within thirty days following the date of the Company's notice, deposit your shares and provide the other information required by such notice. The Company may restrict the transfer of shares from the date of the demand for payment until the Asset Sale is completed; however, you retain all other rights of a shareholder of the Company until those rights are canceled by the Asset Sale.

	Upon the completion of the Asset Sale, or upon receipt of the payment demand (whichever is later), we must pay each dissenter who complies with the Minnesota Dissenters' Rights Statute the amount we estimate to be the fair value of the dissenter's shares of stock of the Company plus accrued interest, except that the Company may withhold remittance from any person who was not a shareholder on the date the Asset Sale was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. The payment must be accompanied by certain financial information concerning the Company, a statement of our estimate of the fair value of the shares, an explanation of the method used to reach the estimate, a brief description of the procedure to demand supplemental payment, and a copy of the Minnesota Dissenters'
Rights Statute.

	If you believe the amount remitted by us is less than fair value for the shares of stock of the Company plus interest, you may notify the Company in writing of your estimate of the fair value of the shares and the amount of interest, and may demand additional payment, by following the procedures set forth in the Minnesota Dissenters' Rights Statute.


		CERTAIN INFORMATION CONCERNING THE COMPANY

General

	The Company, a Minnesota corporation, designs, develops, manufactures and markets specialty medical and surgical wound drainage products. The Company was incorporated in Minnesota in March 1984, and is the successor by merger to a corporation of the same name that was incorporated in Georgia in September 1982. The Company's executive offices are located at 9909 South Shore Drive, Minneapolis, Minnesota, 55441 and the Company's telephone number is (763) 595-0665.

Products

	The Company's currents product lines are comprised of VariDyne microelectronic A.C./D.C. battery powered suction systems with disposable drainage/collection products for postoperative and other suction drainage applications, disposable SABER and S-VAC 100 bulb evacuators for postoperative closed wound suction drainage along with other related disposable products. The Company also sells some of its disposable wound drainage components on an original equipment manufacturer (OEM) basis. Additionally, the Company provides contract assembly and packaging services for disposable medical and related products.

Marketing and Distribution

	The Company's basic products are sold through a network of independent dealers, with eight domestic dealers and four international dealers. The Company sells directly to hospital accounts in the United States in areas without dealer representation. Internationally, the Company's products are sold through four dealers located in Canada, Puerto Rico, the United Kingdom and Italy. The Company does not employ an outside sales force and is largely dependent upon its dealers for sales and service to hospital accounts.

	The Company's business is not seasonal in nature. The Company typically does not provide extended payment terms to customers and has had satisfactory collections of accounts receivable. Sales are usually made on a net 30-day basis. Sales orders from the exclusive dealer in Italy are done by irrevocable letter of credit in U.S. dollars or are prepaid by bank wire transfer.

Suppliers

	The Company purchases all components for its products from outside suppliers and has some components manufactured to its specification. The Company is dependent upon such suppliers for a readily available supply of necessary components. The Company has single sources of supply for some of its critical components. Management has determined that developing and maintaining additional sources for all critical components is not cost effective. The Company has no written agreements with its suppliers, other than purchase orders.

Competition

	The hospital market for disposable suction drainage products is highly price competitive. One company, Stryker Corporation, an orthopedic product company, markets battery powered suction drainage systems, including both wound and orthopedic drainage and auto transfusion products. A number of other companies market disposable closed suction wound drainage products including Allegiance Healthcare, Zimmer, Inc., Johnson and Johnson and
C.R. Bard. The Company's products are designed to provide significant enhancements to existing products in its specific market niches.

	The Company's VariDyne system is the only battery powered system with variable and controllable vacuum up to 350mm Hg and is the only system with a closed infection control system for emptying. Such a system protects healthcare providers from cross contamination resulting from infectious pathogens in wound exudates.

	The Company's patented Saber TM System features its unique bulb evacuator, with an integral anti-reflux valve that mates to its 3C Collection Unit for optimal infection control while providing simultaneous emptying and reactivation.

Government Regulation

	The Company's products are classified as Class I and II medical devices under the Medical Device Amendment to the Federal Food, Drug, and Cosmetic Act (the "Act"). As such they are subject to regulation by the United States Food and Drug Administration ("FDA"), which has the power to approve medical devices before sales, remove medical devices from the marketplace if found to be unsafe or ineffective, and control plant conditions to assure product quality. No government approval, other than FDA pre-market approval, is required for sale and use of the Company's products in the United States and Puerto Rico. The Company has FDA 510(k) exemption for all marketed products, including VariDyne Vacuum Controllers and collection systems, SABER and S-VAC 100 Bulb Evacuators. The VariDyne Vacuum Controller Models 140 and 350, used in conjunction with the CSA approved Model 2007 battery charger, have been approved by the Canadian Standards Association.

	The Company's products required the CE mark for European markets as of June 14, 1998. The Company received CE mark certification July 22, 1998 for products marketed to dealers in Europe.


Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Surgidyne Common Stock and Surgidyne Preferred Stock as of November 7, 2001 by (a) each person known by the Company to be the beneficial owner of more than 5% of outstanding Surgidyne Common Stock or Surgidyne Preferred Stock,
(b) each director, and (c) all executive officers and directors as a group.

                      Surgidyne               Surgidyne
                      Common Stock            Preferred Stock
  Name                Beneficially  Percent   Beneficial    Percent
                      Owned         of class  Owned         of class
Charity, Inc.
6187 Heather Circle
Fridley, MN 55432     1,126,016(1)   16.0%    400,000       25.0%

Theodore A. Johnson
825 Southgate Plaza
5001 West 80th Street
Bloomington, MN 55437   722,875(2)    7.5%     60,000       3.8%

Charles B. McNeil
3115 Maplewood Road
Wayzata, MN 55391       632,839(3)    6.0%       --          --

Arthur W. Schwalm
9909 South Shore Drive
Plymouth, MN 55441      356,640       5.1%       --          --

David R. Knighton, M.D.
2460 South Highway 100
St. Louis Park, MN 55416
                        200,000(4)    4.1%     20,000       1.3%
Vance D. Fiegel
2460 South Highway 100
St. Louis Park, MN 55416     --(5)    0.7%       --          --

William F. Gearhart
9909 South Shore Drive
Plymouth, MN 55441           --        --        --          --

David B. Kaysen
9909 South Shore Drive
Plymouth, MN 55441           --        --        --          --

Samuel M. Joy
828 Ridge Place
Mendota Heights, MN 55118    --        --     140,000       8.8%

Dr. Demetre Nicoloff
c/o National City Bank
Account Number 50-1580-04
75 South Fifth Street
Minneapolis, MN 55402        --        --     120,000       7.5%

Eugene T. and Joan L. Plitt
S76 West 12816 Cambridge Court
Muskego, WI 53150            --        --     100,000       6.3%

John M. Metcalfe
6565 Word Parkway
Melbourne Village, FL 32904-3636
                             --        --      80,000       5.0%
Dr. Melvin P. Bubrick
5712 Long Brake Trail
Edina, MN 55345              --        --      80,000(7)    5.0%


All Directors and
Officers of SURGIDYNE
as a group (7 persons) 1,912,354(6)   24.2%    80,000       5.0%


(1)   Includes 400,000 shares of Series A Convertible Preferred
      Stock.

(2) Includes 200,000 shares issuable pursuant to warrants which are currently exercisable and 60,000 shares of Series A
      Convertible Preferred Stock.

(3) Includes 215,000 shares issuable pursuant to warrants which are currently exercisable.

(4) Represents 65,000 shares issuable to Embro Corp. pursuant to warrants which are currently exercisable and 135,000 shares of common stock held by EMBRO Corporation, of which Dr. Knighton is an 80% shareholder, and 20,000 shares of Series A
      Convertible Preferred Stock.

(5) Does not include any of the shares held by Embro Corporation of which Mr. Fiegel is a 20% shareholder.

(6) Includes 480,000 shares issuable pursuant to warrants which are currently exercisable and 80,000 shares of Series A Convertible Preferred Stock. Also includes 135,000 shares held by EMBRO Corporation, of which Dr. Knighton is and 80% shareholder.

(7)   Includes 40,000 shares held in trust in the names of Dr.
      Bubrick's children.

Financial Statements

	The Company's audited financial statements as of December 31, 2000 and December 31, 1999 are included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, which is incorporated herein by reference. Further, the Company's unaudited financial statements for the six-month periods ended June 30, 2001 and June 30, 2000 are included in the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2001, which is incorporated herein by reference. The consent of the Company's auditor, McGladrey & Pullen, L.L.P., is attached to this Proxy Statement as Appendix D.


PROPOSAL 2:  AMENDMENT OF ARTICLES TO CHANGE THE COMPANY NAME

	The Company is also asking shareholders to approve an amendment to the Company's Articles of Incorporation, as amended, to change the name of the Company to Surg II, Inc. The Asset Agreement requires the Company to change its name immediately following the closing date for the Asset Sale. Therefore, upon consummation of the Asset Sale, and assuming approval of this proposal, the Company will amend its articles to changes its name to Surg II, Inc. IN THE EVENT THAT
THE ASSET SALE IS NOT APPROVED, OR THE TRANSACTION DOES NOT CLOSE ,
THE BOARD WILL NOT FILE THE AMENDMENT TO THE ARTICLES OF INCORPORATION, AS AMENDED.

Favorable Recommendation of the Company's Board of Directors

	The Board of Directors of the Company believes that the amendment of the articles to change the name of the Company is in the best interests of Surgidyne and its shareholders.

	THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE AMENDMENT TO THE ARTICLES OF INCORPORATION, AS AMENDED, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL. The members of the Board of Directors of the Company intend to vote all shares of stock of the Company under their control in favor of such proposal.

PROPOSAL 3:  AMENDMENT OF ARTICLES TO INCREASE AUTHORIZED SHARES

	The Company is also asking shareholders to approve an amendment to the Company's Articles of Incorporation, as amended, to increase the number of shares authorized to be issued from Twenty Million (20,000,000) to Two-Hundred Million (200,000,000) shares. The Company's Board believes this to be necessary to facilitate possible future financing and/or business combination transactions. As of November 7, 2001, there were ________ authorized but unissued shares available to be issued by the Company, but the Board believes that, given the Company's low stock price, additional shares may be necessary to be authorized in order to raise sufficient capital to meet the Company's cash needs going forward.  In addition, the proposed amendment gives the Board of Directors the authority to issue preferred stock which shall have such rights and preferences, including dividends or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters as the Board of Directors shall establish by resolution.  The effect of both of these changes will be to provide more flexibility for the Company regarding raising capital, financing, or business
combinations.   Finally, the Company hopes to find a private
company to merge with in order to provide the Company's shareholders with some value for their shares. In the event the Company is able to locate a business with which to combine, the Company will likely have to issue significant additional shares to such party or to its shareholders.

Favorable Recommendation of the Company's Board of Directors

	The Board of Directors of the Company believes that the amendment of the articles to increase the number of authorized is in the best interests of the Company and its shareholders because it may create an opportunity by which the Company may obtain needed capital and find a more attractive business opportunity.

	THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE
AMENDMENT TO THE ARTICLES OF INCORPORATION, AS AMENDED, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL. The members of the Board of Directors of the Company intend to vote all shares of stock of the Company under their control in favor of such proposal

				OTHER BUSINESS

	As of the date of this Proxy Statement, the Company knows of no other business that may properly come before the Special Meeting. If any other maters do in fact properly come before the meeting, however, the persons named on the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

				Appendix A


			ASSET PURCHASE AGREEMENT


	This Asset Purchase Agreement(the "Agreement") is entered into as of this 4th day of October, 2001 (the "Effective Date") by and between Oxboro Medical, Inc. ("Buyer") and Surgidyne, Inc. ("Seller").

RECITALS:

	A.	Seller conducts a business (the "Business") which
manufactures, sells and distributes surgical drainage and/or fluid containment systems as described on Exhibit A (the "Products").

	B.	Buyer desires to purchase and assume from Seller, and Seller desires to sell and transfer to Buyer certain of the assets and liabilities of Seller relating to the Business, upon the terms and subject to the conditions set forth herein;


AGREEMENTS:

	NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby A cknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


				ARTICLE 1.
	PURCHASE OF ASSETS; NO ASSUMPTION OF LIABILITIES

	1.1. Purchase of Assets. Subject to the terms and conditions of this Agreement, Seller agrees on the Closing Date (as defined in this Agreement) to assign, sell, transfer, convey, and deliver to Buyer, and Buyer agrees on the Closing Date to purchase from Seller, all of the assets and personal property of Seller (excepting only the assets specifically identified as "Excluded Assets" in Section 1.2 below) related to or used in the operation of the Business, wherever the same may be located (collectively referred to as the "Purchased Assets") as follows:

	   a. All furniture, equipment, machinery and tooling
		("Equipment") described in Exhibit 1.1(a) hereto;

	   b. All intangible personal property, business records, telephone numbers, and customer lists and goodwill (together with all documents, records, files, computer tapes or discs, or other media on or in which the same may be evidenced or documented) ("Intangible Property"), including without limitation the following:

		(i)	The corporate name of Seller and all assumed names
		    	under which it conducts the Business;

		(ii) 	All tradenames, trademarks or service mark
		     	registrations and applications, common law trademarks, copyrights and copyright registrations and applications ("Trademarks") as identified on Exhibit 1.1(b)(ii) hereto and all goodwill associated therewith;

		(iii)	All domestic and foreign letters patent, patent
			applications, and patent and know-how licenses ("Patents") as listed on Exhibit 1.1(b)(iii) hereto; and

		(iv) 	All technology, know-how, trade secrets,
			manufacturing processes, formulae, drawings, designs and computer programs related to or used or useful in the Business, and all documentary evidence thereof ("Technology") as listed on Exhibit 1.1(b)(iv) hereto;

		(v) 	All website and domain names, including without
			limitation the domain name www.surgidyne.com;

		(vi) 	All of Seller's business records and files, relating
			to the Business and Purchased Assets, including, without limitation, customer lists and records, sales information, supplier records, cost and pricing information, and other records and copies of such records on whatever media such records or copies are maintained (the "Business Records"); provided however that Seller may keep a copy of such records as may be necessary for purpose of government or similar record keeping requirements.

	  c. 	All inventory, materials, supplies and work-in-progress as
		of the Closing Date ("Inventory");

	  d. 	All accounts receivable reflected on the Seller's books as
	     	of the Closing Date ("Receivables");

	  e.	All licenses and permits, to the extent transferable
		("Licenses and Permits") as set forth in Exhibit 1.1(e) hereto;

	  f.	All rights of Seller under contracts, agreements,
		commitments and other arrangements relating to the Business to which Seller is a party or is otherwise bound (the "Contracts"), listed on Exhibit 1.1(f) hereto, including, without limitation, all contracts:

		(i) 	which restricts in any manner Seller's right to
			compete with anyone in any part of the world or restricts Seller's right to sell to or purchase from anyone;

		(ii) 	for the payment or receipt of license fees or
			royalties to or from any person or entity;

		(iii)	of brokerage, agency, representation, distribution,
			or franchise;

		(iv) 	for the advertisement, display or promotion of any
			of the Products of the Seller;

		(v) 	for service, consulting or management affecting any
			of the Assets or the Business;

		(vi) 	which is a guaranty, performance, bid or completion
			bond, or surety or indemnification contract;

		(vii)	which requires the making of a charitable
			contribution; or

		(viii)which provides for the receipt or expenditure by
			Buyer in excess of $15,000 at any time following the Closing Date.

		(ix) 	which the requirements for performance extend beyond
			one (1) year from the date of this Agreement.

	Notwithstanding the listing of contracts on Exhibit 1.1(f), only those specifically designated thereon as a contract to be assumed by Buyer shall be considered an Assumed Contract (collectively, the "Assumed Contracts").

	1.2. Excluded Assets. Notwithstanding anything herein to the contrary, Buyer does not purchase, and Seller does not sell, any of the following assets ("Excluded Assets"):

		a. All cash or cash equivalents on hand or on deposit at
		   any bank as of the Closing Date.

		b. Any interest in real property.

		c. All claims or causes of action which seller may have
	  	   relating to Excluded Assets or relating to Excluded
		   Liabilities.

		d. Seller's corporate minute book, stock records, and
		   similar records, including financial records and tax returns.

		e. All of Seller's rights in Contracts which are not
		   Assumed Contracts.

		f. All assets in any of Seller's Employee Plans.

		g. Seller's rights under this Agreement.

	1.3. Assumption of Liabilities. On the Closing Date, Buyer hereby assumes the following obligations and liabilities (the
"Assumed Liabilities"):

		a. All obligations arising from and after the Closing
		   Date under any contracts specifically identified in
		   Schedule 1.1(f) as the Assumed Contracts (provided that Buyer does not assume, and Seller shall pay, all past-due obligations thereunder).

		b. All trade accounts payable or other accounts payable
		   of the Seller which have been due for 120 days, but only in the amounts (i) set forth on Exhibit 1.3(b) or (ii) set forth on Closing Payables Sheet.

		c. Any liabilities of Seller specifically identified on
		   Exhibit 1.3(c) hereto, but only in the amounts set forth on Exhibit 1.3(c).

	1.4. Exclusion of Liabilities. Except for the foregoing Assumed Contracts and the Assumed Liabilities, Buyer shall not assume any liabilities, obligations or undertakings of Seller of any kind or nature whatsoever, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due ("Excluded
Liabilities"). Without limiting the generality of the foregoing sentence, the Excluded Liabilities include:

		a. Liabilities or obligations arising out of an event
		   that occurred, Products sold or services performed by Seller, or Seller's ownership of its assets or the operation of the Business on or prior to, the Closing Date; provided, however, that Buyer shall be responsible for delivering Products which were sold prior to the Closing Date and for which Seller has accepted and entered the order as of the Closing Date.

		b. Liabilities and obligations of Seller for accrued audit
		   fees, accrued commissions, accrued payroll (including associated employer taxes or employee withholdings), accrued insurance premiums, and garnishments payable of the Business incurred by Seller

		c. Liabilities or obligations for foreign, federal, state,
		   county, local or other governmental taxes of Seller relating to the operation of the Business or the ownership of the Assets on or prior to the Closing Date;

		d. Liabilities or obligations related to or arising out
		   of any Employee Plan, workers' compensation claim or any other liabilities to employees or former employees of Seller;

		e. Liabilities or obligations arising out of any
		   litigation or administrative or arbitration proceeding to which Seller is a party or any claims by or against Seller arising from events or facts existing on or prior to the Closing Date;

		f. Liabilities or obligations resulting from any breach
		   by Seller on or prior to the Closing Date of any contract or agreement to which the Seller is party or by which the Seller is bound, including, without limitation, any Assumed Contract;

		g. Liabilities or obligations resulting from any violation
		   by Seller, the Shareholders, or any employee, director or agent of Seller, or any predecessor for which Seller may be liable, of any applicable foreign, federal, state, county, local or other governmental laws, decrees, ordinances or regulations, or any permit, license, consent, certificate, approval or authorization issued pursuant to such laws, decrees, ordinances or regulations, including, without limitation, those applicable to discrimination in employment, employment practices, wage and hour, retirement, labor relations, occupational safety, health, trade practices, environmental matters, competition, pricing, product warranties, product liability and product advertising;

		h. Liabilities or obligations to any investment banker,
		   broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who may be entitled to or may claim any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

		i. Liabilities or obligations (whether interest, principal,
		   fees, penalties or otherwise) of Seller (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) and any of the foregoing guaranteed by Seller.

		j. Liabilities or obligations relating to the Seller's
		   Series A Preferred Stock, whether arising before, on or after the Closing Date.

		k. Seller's obligations under this Agreement.

	1.5. Sales and Use Tax. Buyer shall be responsible for payment of any sales or use tax assessable with respect to the transactions herein.

				ARTICLE 2.
		PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE

	2.1	Purchase Price.  The purchase price (the "Purchase Price")
for the Purchased Assets and the performance by Seller of its obligations under this Agreement shall be Two Hundred Thousand
Dollars ($200,000), payable to the Seller in full in immediately available funds on the Closing Date.

	2.2	Allocation of Purchase Price.  The Purchase Price shall be
allocated among the Purchased Assets as set forth in Exhibit 2.2.
The parties agree to report this transaction for federal tax purposes in accordance with the allocations set forth in Exhibit 2.2.


				ARTICLE 3.
			  EMPLOYEE MATTERS

	3.1	Employees.  During the period after the date of this
Agreement, but before the Closing Date, Buyer will have the option of interviewing and making an offer in writing of employment at will to those employees listed on Exhibit 3.1 hereto (each, a "Selected Employee"). While Seller will cooperate with Buyer to assist Buyer to hire and retain the services of all Selected Employees, Buyer acknowledges and agrees that the Selected Employee has the final decision whether to transfer with the Business and the failure of one or more Selected Employee(s) to accept an offer of employment from Buyer shall not be deemed to be a breach of this Agreement.

	3.2	Benefits.  Each Selected Employee will be covered under
the Employee Plans of Buyer available to other employees of Buyer who are employed in similar categories of employment. Buyer shall offer each Selected Employee the opportunity, as of the Closing Date, to participate in all of Buyer's Employee Plans for which each such Selected Employee would be eligible under the guidelines for such plans. Before the Closing Date, Buyer shall provide to the Selected Employees summaries of the material terms and conditions of and guidelines for Buyer's Employee Plans (including, but not limited to, medical and dental insurance plans, life insurance plan, pension plan, savings plan, short-term and long-term disability plans, employee stock ownership plan, vacation plan and severance or termination plan).


				ARTICLE 4.
		REPRESENTATIONS AND WARRANTIES
				OF SELLER

Except as set forth in Exhibit 4 hereto, Seller makes the following representations and warranties to Buyer with the intention that Buyer may rely upon the same, and acknowledges that the same shall be true as of the Closing Date (as if made at the Closing) and shall survive the Closing of this transaction.

	4.1	Organization.  Seller is a corporation duly organized,
validly existing and in good standing under the laws of the State of Minnesota, has all requisite corporate power and authority, corporate and otherwise, to own its properties and assets and conduct the Business, as it is currently conducted. Seller does not have any subsidiary and Seller is not a shareholder, partner or joint venturer with any other person or legal entity. Seller has not failed to qualify as a foreign corporation in any other state or states where such failure may have a material adverse effect on the Business.

	4.2	Corporate Authority.  The Seller has all requisite  power
and authority to enter into and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all requisite action of Seller's Board of Directors and shareholders.
This Agreement has been executed and delivered by a duly authorized officer of Seller and is a valid and binding agreement of the Seller, enforceable against them in accordance with its terms.

	4.3	Financial Statements.

		a. Financial Statements. Seller has furnished Buyer a true and complete copy of its audited balance sheets and statements of income for its fiscal years ended December 31, 1998, 1999, 2000, and has furnished unaudited update thereof as of and for the period ending June 30, 2001 (collectively the "Financial Statements", all of which are attached as Schedule 4.3(a) hereto). The audited Financial Statements have been prepared in conformance with generally accepted accounting principles and procedures applied on a basis consistent with prior periods and will fairly present in all material respects the financial condition of Seller as of the represented dates thereof and the results of Seller's operations for the periods covered thereby. For purposes of this Agreement, the Financial Statements shall be deemed to include any notes thereto.

		b. No Adverse Changes.  Since June 30, 2001, there has not
		   occurred or arisen (whether or not in the ordinary course of business, except subsection (iii) below):
	 	   (i) any material adverse change in the in the Business, Purchased Assets, relationships with customers or suppliers, backlogs, sales, income, profit margins, assets, liabilities or financial condition of Seller,
		   (ii) any change in Seller's accounting methods or practices, (iii) any sale or transfer of any asset or any amendment of any agreement of Seller whether or not in the ordinary course of business, (iv) any loss of or damage to the Purchased Assets due to abuse, misuse, fire,damage, destruction or other casualty, whether or not covered by insurance, affecting any of the Purchased Assets or any portion of the Business (v) any labor trouble, (vi) to Seller's knowledge any reasonably foreseeable increase in operating costs of the Business not commensurate with increased production, (vii) any material warranty or liability claims or losses, or
		   (viii) any other event or condition known to Seller to have occurred or to exist which, singly or in the aggregate, materially and adversely affect the Purchased Assets or the Business.

		c. Undisclosed Liabilities.  Except as set forth on
		   Schedule 4.3(c), Seller has no liabilities (whether known or unknown, accrued, absolute, contingent or otherwise) for which Seller would be liable in any single instance for more than $1000 or in the aggregate more than $5000, that exist or arise out of any transaction or state of facts existing on or prior to the Closing Date other than as and to the extent reflected or reserved against in the Financial Statements (none of which is a liability for borrowed money (other than under current credit facilities), breach of contract, breach of warranty, tort, infringement or lawsuit).

	4.4	Tax Reports, Returns and Payment.  Seller has timely filed
(subject to extension) all federal and applicable state, local, and foreign tax or assessment reports and returns of every kind required to be filed by Seller with relation to the Business, including, without limitation, income tax, sales and use tax, real estate tax, personal property tax and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities. True and correct copies of the reports and returns filed by Seller during the last three tax years have been made available to Buyer. Where required, timely estimated payments or installment payments of tax liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto. During the three (3) years preceding the Closing Date, such income tax returns have not been subjected to any examination or audit by governmental authorities.

	4.5	Title to Assets.  Other than the Excluded Assets and the
employees of the Business, the Purchased Assets constitute all property owned by Seller which is necessary for the conduct of the Business as now conducted. Seller is the sole owner of the Purchased Assets, except for the leased, licensed or lent Equipment identified on Exhibit 1.1(a), and holds good and marketable title thereto free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever.

	4.6	Tangible Personal Property.  All personal property
included in the Purchased Assets is in substantially the same operating condition as existed on June 30, 2001, ordinary wear and tear excepted. Seller hereby assigns to Buyer as of the Closing Date any and all warranties covering such property existing as of the Closing Date.

	4.7	Inventory.  The Inventory reflected on Seller's books
and records has been valued at the lower of cost or market in accordance with generally accepted accounting principles applied on a basis consistent with Seller's past practices. In the twelve
(12) months prior to the Closing Date, there has not been a material change in the level of Seller's Inventory other than changes in the ordinary course of business consistent with Seller's past practices. All raw material and work-in-progress Inventory included in the Purchased Assets is of a quality and quantity usable in the ordinary course of business.

	4.8	Trademarks.  Seller has filed the trademarks
registrations for the Trademarks listed on Exhibit 1.1(b)(ii).
Exhibit 1.1(b)(ii) sets forth all Trademarks owned, used by, accruing to the benefit of or necessary or useful to the operation of the Business by Seller. The Trademarks and other names are not licensed to or licensed from any other person or entity. Seller has not received any notice or claim that Seller's title to or use of the Trademarks is impaired, encumbered or invalid or is unenforceable by it. To the best of Seller's knowledge, Seller's use of any Trademark does not infringe upon any intellectual property rights held by any other person or entity. There is no claim or action pending or threatened with respect to the Trademarks. There has been no infringement or improper use of any Trademark by any third party.

	4.9	Patents.  Exhibit 1.1(b)(iii) sets forth all Patents
owned, used by, accruing to the benefit of or necessary or useful to the operation of the Business by Seller. The Patents are not licensed to or licensed from any other person or entity. Seller has not received any notice or claim that Seller's title to or use of the Patents is impaired, encumbered or invalid or is unenforceable by it. To the best of Seller's knowledge, Seller's use of any Patent does not infringe upon any intellectual property rights held by any other person or entity and there is no claim or action pending or threatened with respect to the Patents. There has been no infringement or improper use of any Patent by any third party.

	4.10	Licenses and Permits.  To the best of Seller's knowledge,
Seller possesses all necessary permits, licenses and approvals, governmental or otherwise, without which it could not conduct the Business in its present form and at its present location, all of which are listed on Exhibit 1.1(e). All of the Licenses and Permits are valid and in good standing and Seller has not received any notice that the Licenses and Permits will lapse or be terminated by action of any governmental authority or otherwise. Except as set forth on
Exhibit 1.1(e), to the best of Seller's knowledge, all of the Licenses and Permits are freely assignable and transferable to Buyer at the Closing and will continue to be in full force and effect after such transfer.

	4.11	Agreements, Contracts and Commitments.

		a. Employee Plans.  There is no liability that will
		   be imposed upon Buyer with respect to any Employee
		   Plan. "Employee Plan" means any pension, retirement, disability, medical, dental, or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangements including, without limitation, any
	 	   "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any "welfare plan" as defined in Section 3(1) of ERISA, whether or not any of the foregoing is funded, (i) to which Seller is a party or by which Seller is bound; or (ii) with respect to which Seller has made any payments or contributions since January 1, 1998, or may otherwise have any liability (including any such plan or other arrangement formerly maintained by Seller).

		b. Union and Employment Contracts and Other Employment
		   Matters.

		 (i)	Seller is not a party to any collective bargaining
			agreement or any other written employment agreement, nor is Seller a party to any other contract or understanding (oral or written) that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued and unused sick leave pay.

		(ii)	During the last three (3) years Seller has experienced
			no work stoppages, walkouts or strikes or attempts by its employees to organize a union.

		(iii)	Except as disclosed in Schedule 4.12(b)(iii) hereto,
			there have been no employee or ex-employee lawsuits or claims, or any claims of unfair labor practices or the like, in the past three (3) years.

		d. Breach.  Seller has performed in all material respects
		   all obligations required to be performed by Seller to date under each Assumed Contract; and neither Seller nor, to the knowledge of Seller, any other party is in default under any Assumed Contract. No event has occurred which after the giving of notice or the lapse of time or otherwise would constitute a default under, or result in a breach of by Seller of any Assumed Contract.

		e. Copies of Contracts; Terms and Binding Effect.  Exhibit
		   1.1(f) contains an accurate and complete list of all Contracts. True, complete and correct copies of all Assumed Contracts have been delivered to Buyer or are attached to the Schedules where required by this Agreement; there are no amendments to or modifications of, or agreements of the parties relating to, any such Assumed Contracts which have not been delivered to Buyer; and each such Assumed Contract is considered valid and binding on Seller to it in accordance with its respective terms (except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditor rights generally or by general principles of equity).

	4.12 Insurance.  Seller maintains the insurance identified in
Schedule 4.12.

	4.13	Litigation and Related Matters.

		a. Except as set forth on Schedule 4.13, there are
		   no claims (including, without limitation, workers' compensation claims), action, suits, inquiries, investigations, or proceedings pending or threatened or imminent, relating to the Seller, the Purchased Assets, any portion of the Business, any of the Assumed Liabilities or the transactions contemplated by this Agreement, and, to the best knowledge of Seller, there is no basis for any such claim, action or proceeding. Seller has complied in all material respects with all statutes, laws and regulations, orders, rules, regulations and requirements ("Laws") applicable to it, the Business, or the Purchased Assets, including
		   Laws relating to environmental matters and Laws promulgated by governmental or other authorities, relating to the Purchased Assets and the operation of the Business. Without limiting the generality of the foregoing, Seller has not used or stored hazardous, toxic or contaminating wastes or substances on any real property or discharged or released any such substances upon any real property, including, but not limited to, underground injection of such substances, in violation of any environmental Laws for which Seller would be liable in any single instance for more than $1000 or in the aggregate more than $5000.

		b. Seller is not subject to any material existing judgment,
		   order, decree, or other action affecting the operation of the Business or the Purchased Assets or which would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement, or which would have a material adverse effect on Seller or on the Business or any of the Purchased Assets.

		c. No legal actions have been commenced against Seller
		   with respect to the Business or the Purchased Assets within the three (3) years prior to the Closing Date.

	4.14	Customers.  Except as provided in Schedule 4.14, no single
customer of Seller accounted for more than ten percent (10%) of Seller's revenues in the Business during the fiscal year ending prior to the date of this Agreement. Seller has received no written notice that any customer intends to cease doing business with Seller or materially alter the amount of business or terms upon which it does with Seller.

	4.15	Products.  To the best of Seller's knowledge, all Products
sold by Seller conform in all material respects to all applicable laws, ordinances, regulations, trade and industry standards, contract specifications and descriptive material or advertisements associated with the Products. Schedule 4.15 discloses all written claims received by Seller within the last three years based upon alleged breach of product warranty, strict liability in tort, or any other allegation of liability arising from Seller's sale of goods, including Products (hereafter collectively referred to as "Product Liability Claims").

	4.16	Conflicts; Required Consents.  Except as provided in
Schedule 4.16, neither the execution and delivery of this Agreement by Seller nor compliance by Seller with the terms and provisions of this Agreement will (a) conflict with or result in a breach of (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Seller,
(ii) any judgment, order, decree or ruling to which the Seller is a party, (iii) any injunction of any court or governmental authority to which either of them is subject, or (iv) any Assumed Contract; or (b) require the affirmative consent or approval of any third party other than the approval of Seller's shareholders.

	4.17	Binding Obligation.  This Agreement constitutes the
legal, valid and binding obligation of Seller in accordance with the terms hereof. Seller is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

	4.18	Maintenance of Business.  Since June 30, 2001, Seller
has conducted the Business only in the usual and ordinary manner, including:

		a. timely payment and discharge of all bills and monetary
		   obligations and timely and proper performance of all of its obligations and commitments under all Assumed Contracts;

		b. preservation and maintenance of its Business assets,
		   including customer, vendor and employee relationships consistent with past practices;

		c. processing or shipment of any customer orders in a
		   manner consistent with ordinary business practices.

Further, since June 30, 2001, Seller has not:

		d. to its knowledge, created or suffered to exist any
		   Encumbrances with respect to any of the Purchased Assets which has not been discharged;

		e. sold or transferred any assets of a type similar to
		   the Purchased Assets, except for sales of inventory in the ordinary course of its business;

		f. made any change in the conduct or nature of the
		   Business;

		g. changed any method of accounting; or

		h. waived any rights that are the subject of this
		   Agreement.

	4.19	Receivables.  A schedule of all of Seller's receivables is
attached hereto as Schedule 4.19.  Except for any reserves shown on
Schedule 4.19, to the best of Seller's knowledge, all of the receivables are collectible within 90 days of the date hereof.

	4.20	Absence of Certain Business Practices.  Neither Seller nor
any officer, employee or agent of Seller, nor any other person acting on its behalf, has directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction) which (i) would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not continued in the future, would materially adversely affect the Assets of the Business, or the prospects of the Business or which would subject Seller to suit or penalty in any private or governmental litigation or proceeding.

	4.21	Disclosure.  No material representation or warranty in this
Agreement or in any certificate, schedule, statement or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.



			ARTICLE 5
	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller with the intention that Seller may rely upon the same, and acknowledges that the same shall be true as of the Closing Date (as if made at the Closing) and shall survive the Closing of this transaction.

	5.1	Organization.  Buyer is a corporation, duly organized,
validly existing in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority, corporate and otherwise, to own its properties and conduct the business in which it is presently engaged.

	5.2 	Corporate Authority.  Buyer has all requisite  power
and authority to enter into and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all requisite action of Buyer's Board of Directors and shareholders.
This Agreement has been executed and delivered by a duly authorized officer of Buyer and is a valid and binding agreement of the Buyer, enforceable against them in accordance with its terms.

	5.3	Breaches of Contracts; Required Consents.  Neither the
execution and delivery of this Agreement by Buyer, nor compliance by Buyer with the terms and provisions of this Agreement, will (a) conflict with or result in a breach of: (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Buyer, (ii) any judgment, order, decree or ruling to which the Buyer is a party, (iii) any injunction of any court or governmental authority to which it is subject, or
(iv) any agreement, contract or commitment listed on any Exhibit hereto and which is material to the financial condition of Buyer;
or (b) require the affirmative consent or approval of any third party.

	5.4	Binding Obligation.  This Agreement constitutes the legal,
valid and binding obligation of Buyer in accordance with the terms hereof. Buyer is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

	5.5	Disclosure.  No material representation or warranty in
this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.



			ARTICLE 6
	CONDITIONS PRECEDENT TO CLOSING

	6.1	Conditions Precedent to Obligations of Seller.  The
obligations of Seller under this Agreement are subject to fulfillment prior to or at the Closing of each of the following conditions, unless waived in writing by Seller:

		a. Representations and Warranties.  Each of the
		   representations and warranties made by Buyer in this Agreement or in any instrument, schedule, certificate or writing delivered by Buyer pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representation and warranties were made or given on and as of the Closing Date. Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the Closing Date.
		   Seller shall have received a certificate signed by the appropriate officer of Buyer to the foregoing effect.

		b. Absence of Certain Legal Proceedings.  No suit or other
		   legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

		c. Other Matters.  Buyer shall have delivered the documents
		   required under Section 7.3.

		d. Preservation of Business.  Seller shall use commercially
		   reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it.

		e. Opinion of Counsel.  Seller shall have received a legal
		   opinion of Lindquist & Vennum, P.L.L.P, counsel to Buyer, dated the Closing Date, that all action required to be taken under Buyer's Articles of Incorporation, Bylaws or otherwise, by any of Buyer's Board of Directors or shareholders, has been duly and validly taken to authorize the execution, delivery and performance of this Agreement and the transactions contemplated thereby

	6.2	Conditions Precedent to Obligations of Buyer.  The
obligations of Buyer under this Agreement are subject to fulfillment prior to or at Closing of each of the following conditions, unless waived in writing by Buyer:

		a. Representations and Warranties.  Each of the
		   representations and warranties made by Seller in this Agreement, or in any instrument, schedule, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct when made and as of the Closing Date. Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the Closing Date. Buyer shall have received a certificate signed by the appropriate officer of Seller to the foregoing effect.

		b. Approvals; Absence of Certain Legal Proceedings.  All
		   required approvals or consents shall have been obtained by Seller and no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

		c. Corporate Authorization.  All action required by law,
		   Seller's Articles of Incorporation, Bylaws or otherwise to be taken by the Boards of Directors and shareholders of Seller to authorize the execution, delivery and performance of this Agreement and the transactions contemplated thereby shall have been duly and validly taken.

		d. Opinion of Counsel.  Buyer shall have received a legal
		   opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., counsel to Seller, dated the Closing Date, that all action required to be taken under Seller's Articles of Incorporation, Bylaws or otherwise, by any of the Seller's Board of Directors or shareholders , has been duly and validly taken to authorize the execution, delivery and performance of this Agreement and the transactions contemplated thereby

		e. Other Matters.  Seller shall have delivered the
		   documents required under Section 7.2.


		ARTICLE 7
		CLOSING

	7.1	Closing.  The closing of the transaction contemplated
by this Agreement ("Closing") shall be held at the offices of Lindquist & Vennum P.L.L.P., 4200 IDS Center, Minneapolis, MN 55402 no later than 9:00 a.m. on November 30, 2001, but effective at the close of business on such date (the "Closing Date"); provided, Buyer may set a Closing Date earlier than November 30, 2001, upon five (5) days' written notice to Seller. Such date of Closing shall be referred to herein as the "Closing Date."

	7.2	Seller's Deliveries.  Seller agrees to execute and/or
deliver the following documents to Buyer at the Closing:

		a. All certificates, schedules, exhibits, and attachments
		   in completed form and specifying the information required by the provisions of this Agreement.

		b. A certificate of the Secretary of Seller certifying
		   as to (i) a copy of resolutions of the Seller's Board of Directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date, (ii) a copy of resolutions of the shareholders of Seller which authorize this Agreement and the transactions contemplated herein as having been duly adopted and as being in full force and effect on the Closing Date, (iii) a copy of the Seller's Articles of Incorporation as certified by the Secretary of State of Minnesota in effect as of the Closing Date, and (iv) a true and correct copy of the Seller's Bylaws in effect as of the Closing Date.

		c. A certificate of good standing of Seller certified
		   by the Secretary of State of Minnesota as of no more than two (2) days prior to the Closing Date.

		d. A Bill of Sale, a Trademark Assignment and
		   instruments of assignment and transfer for the sale of the Purchased Assets.

		f. Amendment to Seller's Articles of Incorporation
		   changing Seller's name, in form complete and adequate for filing.

		g. All necessary consents under the Assumed Contracts.

		h. A copy of the Consulting Agreement between Buyer and
		   Charles B. McNeil, in the form of Exhibit A.

		i. A schedule of those accounts payable or trade payables
		   incurred in the ordinary course and consistent with past practice, from the date hereof to the Closing
		   Date (the "Closing Payables Sheet") as agreed to by Buyer and only in the amounts set forth on the Closing Payables Sheet.

		j. A certificate (the "Closing Receivables Certificate")
		   by an officer of Seller, dated as of the Closing Date, certifying that, except for any reserves shown thereon and to the best of Seller's knowledge, all of the Receivables are collectible within 90 days of the Closing Date.

		k. Such other documents as Buyer may reasonably request
		   for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer or reducing to its possession, any and all assets, property and rights to be assigned, conveyed, or transferred pursuant to the terms of this Agreement.

	7.3 Buyer's Deliveries. Buyer agrees to execute and/or deliver the following to Seller at the Closing:

		a. The Purchase Price.

		b. Consulting Agreement with Charles B. McNeil in the
		   form of Exhibit A.

		c. A certificate of the Secretary of Buyer certifying
		   as to (i) a copy of resolutions of the Buyer's Board of Directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date, (ii) a copy of the Buyer's Articles of Incorporation as certified by the Secretary of State of Minnesota in effect as of the Closing Date, and
		   (iii) a true and correct copy of the Buyer's Bylaws in effect as of the Closing Date.

		d. Such other documents as Seller reasonably may request
		   to carry out the transactions contemplated under this Agreement.


		ARTICLE 8
	POST CLOSING OBLIGATIONS

	8.1	Further Documents and Assurances.  At any time and from time to time after the Closing Date, each party shall, upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, including such documents as may be necessary or appropriate to perfect title in the Intellectual Property in Buyer, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder. If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in their own respective names for the benefit of Buyer, any claim, right or benefit transferred by this Agreement that may require prosecution or enforcement in Seller's name.

	8.2	Payment of Debts and Liabilities.  Seller shall pay all of
its liabilities and debts which have arisen on or prior to the Closing Date, except for the Assumed Liabilities and amounts which Seller contests in good faith and to which it maintains an adequate reserve.

	8.3	Insurance.  For a period of one year, Seller shall maintain
its current product liability insurance for the benefit of Buyer as an additional insured to provide for coverage of losses or liability relating to Products sold prior to the Closing Date and Products sold after the Closing Date which were finished goods Inventory as of the Closing Date.


		ARTICLE 9
	INDEMNIFICATION

	9.1	Survival of Representations, Warranties and Agreements.
The representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing Date and remain in full force and effect after the Closing Date for a period of one (1) year.

	9.2	Indemnification by Seller.  For a period of one (1) year
and subject to Section 9.6, Seller shall indemnify and hold Buyer harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, costs and expenses
(including reasonable attorney fees) which Buyer may suffer or incur in connection with any of the following:

		a. Any claim, demand, action or proceeding asserted
		   by a creditor of Seller or respecting any liabilities of Seller that are included in the Excluded Liabilities.

		b. The material breach of any of the representations,
		   warranties or covenants of Seller in this Agreement.

		c. Any and all claims by third parties arising out of
		   Seller's conduct of the Business or use or ownership of any assets, including Purchased Assets, on or prior to the Closing Date.

		d. Third party product liability claims  filed within
		   twelve months following the Closing Date concerning products manufactured by Seller which are finished goods included in the Inventory on the Closing Date and sold in the Business after the Closing Date.

		e. Any reasonable costs and expenses associated with
		   defending against any of the foregoing claims, liabilities, obligations, costs, damages, losses and expenses.

	9.3	Indemnification by Buyer.  Buyer shall indemnify and hold
Seller harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, costs and expenses
(including reasonable attorney fees) which Seller may suffer or incur in connection with any of the following:

		a. Any claim, demand, action or proceeding asserted by any
		   third party respecting any liabilities that are included in the Assumed Liabilities.

		b. All claims by third parties arising out of the conduct
		   of the Business or use or ownership of any of the Purchased Assets from and after the Closing (including, without limitation, any product liability claims concerning Products which are sold by Buyer from and after the Closing Date, unless covered by Section 9.1(d)).

		c. The breach of any of the representations, warranties
		   or covenants of Buyer in this Agreement.

		d. Any costs and expenses associated with defending against
		   any of the foregoing claims, liabilities, obligations, costs, damages, losses and expenses.

	9.4	Cooperation; Notice.  In the event a party hereto (the
"Indemnifying Party") is indemnifying the other party hereto (the "Indemnified Party"), the Indemnified Party agrees to provide the Indemnifying Party such cooperation, information or assistance as the Indemnifying Party may reasonably request. The Indemnified
Party shall give notice to the Indemnifying Party of each matter, claim, demand, fact or other circumstances upon which a claim for indemnification ("Claim") under this Article 9 is based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, and the specific basis for indemnification hereunder.

	9.5	Defense of Claims.  The Indemnifying Party shall have the
right to assume defense of and to settle any Claim asserted by a third party against the Indemnified Party with counsel reasonably acceptable to the Indemnified Party so long as the Indemnifying Party is diligently defending such Claim; provided that the Indemnified
Party may, at its expense, participate in such proceeding. The Indemnifying Party shall not settle any Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement requires no admission of liability on the part of the Indemnified Party and no assumption of any obligation or monetary payment for which the Indemnified Party has not been fully indemnified and protected against. The Indemnified Party may not settle any Claim for which it may seek indemnification from an Indemnifying Party without the Indemnifying Party's consent, such consent not to be unreasonably withheld, conditioned or delayed.

	9.6	Limitation; Insurance Offset.  Notwithstanding anything
in Section 9.2 or 9.3, in no event shall Buyer have or assert any claim against Seller, and in no event shall Seller be liable to Buyer for any damages, losses, costs and expenses (including reasonable attorney fees) in an amount in excess of $20,000. Further, any losses calculated for purposes of Sections 9.2 or 9.3 shall take into account any offsetting proceeds from insurance paid because of such losses to an Indemnified Party, provided that (a) the insurance proceeds are paid to the Indemnified Party without dispute or challenge by the insurer and (b) the Indemnified Party shall have no obligation to contest any determination by any insurer.


		ARTICLE 10
		GENERAL

	10.1	Public Announcements.  None of the parties to this
Agreement shall issue or make any press release or other public statements with respect to this Agreement or the transactions described herein to employees, customers, distributors, suppliers or other persons except and unless such release, statement or announcement has been jointly approved by the parties (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable law (including, but not limited to the Securities Exchange Act of 1934) or by obligations pursuant to any listing agreement with any securities market or any securities market regulations. If any party is so required to issue or make a press release, public statement or other announcement, such party shall inform the other party prior to issuing or making any such press release, public statement or announcement and shall reasonably consult with the other party regarding the content thereof if practicable.

	10.2	Counterparts.  This Agreement may be executed in
counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. This Agreement shall be effective and binding upon all parties to this Agreement at such time as all parties have executed a counterpart of this Agreement.

	10.3	Notices.  Any notice or other communication required
or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered, and, three days after deposited, if placed in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid, addressed to the address of the respective party as stated under such party's signature space on this Agreement. Addresses may be changed by written notice given pursuant to this Section.

	10.4	Successors and Assigns.  This Agreement shall be binding
upon and inure to the benefit of the parties to this Agreement and their successors or assigns.

	10.5	Expenses.  Except as otherwise provided herein, each
party hereto shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including, without limitation, all fees and disbursements of lawyers, accountants, financial consultants, brokers or finders incurred through the Closing Date.

	10.6	Headings and Construction.  The descriptive headings of
the several Articles and Sections of this Agreement and of the several Exhibits to this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement shall not be construed against either party since each party has negotiated its provisions and contributed to its drafting.

	10.7	Entire Agreement; Modification and Waiver.  This Agreement,
together with the Exhibits and the related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating thereto.
No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers).
Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

	10.8	Jurisdiction.  The parties agree that the forum for
any controversy arising under this Agreement shall be exclusively in the State of Minnesota.

	10.9	Governing Law.  This Agreement and the legal relations
between the parties shall be governed by and construed in accordance with the laws of the State of Minnesota (without giving effect to principles of conflict of law thereof).

	10.10	Attorneys Fees.  Subject to Section 9.6, in an action
to enforce a party's rights hereunder, the prevailing party shall be entitled to recover its cost and expenses (including attorneys' fees, whether or not suit is brought) from the other party.

	10.11	Benefit.  Nothing in this Agreement, expressed or
implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

	10.12 Mediation.

		a. Any dispute, controversy or claim arising out of this
		   agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, shall, before submission to arbitration in accordance with the following Section of this Agreement, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the Center for Public Resources ("CPR") then in effect, except where those rules conflict with these provisions, in which case these provisions control. The mediation shall be conducted in Minneapolis, Minnesota and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.

		b. The mediator shall be an attorney specializing in
		   business litigation who has at least 15 years of experience as a lawyer with a law firm or corporation of over 10 lawyers or was a judge of a court of general jurisdiction and who shall be appointed from the list of neutrals maintained by CPR.

		c. The parties shall promptly confer in an effort to
		   select a mediator by mutual agreement. In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within 72 hours of receiving the CPR list.

		d. The mediator shall confer with the parties to design
		   procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances shall the commencement of arbitration under Section
		   11.13 below be delayed more than 45 days by the mediation process specified herein.

		e. Each party agrees to toll all applicable statutes
		   of limitation during the mediation process and not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other during any subsequent arbitration.

		f. Each party has the right to pursue provisional
		   relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

	10.13	Arbitration of Disputes.

		a. Any dispute, claim or controversy arising from
		   or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the CPR, except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in Minneapolis, Minnesota.

		b. The panel shall consist of one arbitrator chosen
		   from the CPR Panels of Distinguished Neutrals who is a lawyer specializing in business litigation with at least 15 years experience with a law firm or corporation of over 10 lawyers or was a judge of a court of general jurisdiction.

		c. The parties agree to cooperate (1) to obtain selection
		   of the arbitrator within 30 days of initiation of the arbitration, (2) to meet with the arbitrator within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides with 20 days after the conclusion of the hearings. In the event no such agreement is reached, the CPR will select an arbitrator, allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side.
		   The arbitrator shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses. To that end each of the parties hereto agrees to pursue no more than the following discovery in the aggregate from all parties and non-parties to the action: a total of no more than 20 requests for documents (including subparts) set forth in no more than two separately served document demands; a total of no more than 20 interrogatories (including subparts) set forth in no more than two separately served sets of interrogatories. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

		d. The arbitrator shall render its award following the
		   substantive law of Minnesota. The arbitrator shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

		e. To the extent possible, the arbitration hearings and
		   award will be maintained in confidence.

		f. The United States District Court for the District of
		   Minnesota may enter judgment upon any award. In the event the panel's award exceeds $5 million in monetary Damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than $5 million in Damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, the entry of judgment on any award, and the vacatur, modification and correction of any award as above specified. In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

		g. Each party has the right before or during the
		   arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

		h. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY
		   ISSUE BY JURY.

		i. EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE OR
		   EXEMPLARY DAMAGES FROM THE OTHER.

		j. EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL
		   DAMAGES FROM THE OTHER.



[Signatures to Asset Purchase Agreement on next page]

Each of the parties hereto has caused this Asset Purchase Agreement to be executed in the manner appropriate to each, all as of the day and year first above written.

	OXBORO MEDICAL, INC.


	By:
	David Berkley, President


	SURGIDYNE, INC.


	By:
	Theodore A. Johnson, Chairman of the Board

Appendix B


			ARTICLES OF AMENDMENT
				TO THE
		ARTICLES OF INCORPORATION, AS AMENDED
			  	  OF
		  	  SURGIDYNE, INC.

	The undersigned, the Chairman of the Board of Directors of Surgidyne, Inc., a Minnesota business corporation (the "Corporation") organized under the provisions of Minnesota Statutes, Chapter 302A, hereby certifies that at a meeting of the shareholders of the Corporation held on December 5, 2001, the shareholders of the Corporation duly amended the Articles of Incorporation of the Corporation, as amended, pursuant to Chapter 302A by amending
Article I and Article III thereof to read in its entirety as follows:

				ARTICLE I.

			  	  NAME.

	The name of this corporation is Surg II, Inc.


				ARTICLE III.

		  	  AUTHORIZED SHARES

	The aggregate number of shares that this Corporation has authority to issue is Two-Hundred Million (200,000,000) shares having no par value. Unless otherwise designated, all shares issued shall be designated as common shares. Each holder of common shares shall be entitled to one vote for each common share standing in his name on the books of the Corporation. The Board of Directors is authorized to adopt, by an affirmative vote of a majority of the directors present at a duly called meeting, a resolution or resolutions providing for the establishment of a class or series of authorized shares of the Corporation, setting forth the designation of and number of shares constituting the class or series of fixing the relative rights and preferences of the class or series. The Board of Directors may grant preemptive rights with respect to some or all of the shares not designated common shares.


	IN WITNESS WHEREFORE, I have hereunto set my hand this ______ day of December, 2001.


						______________________________
						By:  Theodore A. Johnson
  					Its:  Chairman of the Board of Directors

Appendix C

		MINNESOTA BUSINESS CORPORATION ACT

302A. 471.  Rights of dissenting shareholders

	Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

	(a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

	  (1)	alters or abolishes a preferential right of the shares;

	  (2)	creates, alters, or abolishes a right in respect of the
		redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

	  (3)	alters or abolishes a preemptive right of the holder of
		the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

	  (4)	excludes or limits the right of a shareholder to vote
		on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

 	(b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

	(c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

	(d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, expect as provided in subdivision 3; or

	(e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2.  Beneficial owners.

	(a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

	(b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3.  Rights not to apply.

	(a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchange in the plan of exchange.

	(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenter's rights.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.  Procedures for asserting dissenters' rights

Subdivision 1.  Definitions.

	(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

	(b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in
	    section 302A.471, subdivision 1 or the successor by merger of that issuer.

	(c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

	(d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in
	    section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
	    549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4.  Notice of procedure; deposit of shares.

	(a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

	  (1)	The address to which a demand for payment and certificates
		of certificated shares must be sent in order to obtain payment and the date by which they must be received;

	  (2)	Any restrictions on transfer of uncertificated shares that
		will apply after the demand for payment is received;

	  (3)	A form to be used to certify the date on which the
		shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

	  (4)	A copy of section 302A.471 and this section and a brief
		description of the procedures to be followed under these sections.

	(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5.  Payment; return of shares.

	(a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4
	    the amount the corporation estimates to be the fair
	    value of the shares, plus interest, accompanied by:

	  (1)	The corporation's closing balance sheet and statement
		of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

	  (2)	An estimate by the corporation of the fair value of the
		shares and a brief description of the method used to reach the estimate; and

	  (3)	A copy of section 302A.471 and this section, and a brief
		description of the procedure to be followed in demanding supplemental payment.

	(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

	(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8.  Costs; fees; expenses.

	(a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

	(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

	(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Appendix D



CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the incorporation by reference in this Proxy Statement of our report dated March 1, 2001, with respect to the financial statements of Surgidyne, Inc. included in the annual report on Form 10-KSB for the year ended December 31, 2000.



							McGladrey & Pullen, LLP

Minneapolis, Minnesota
October 24, 2001